UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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PPL Corporation

(Name of Registrant As Specified In Charter)

(Name of Registrant As Specified In Charter)

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PPL Corporation

Notice of Annual Meeting April 25, 2003 and Proxy Statement

Notice of Annual Meeting of Shareowners

The Annual Meeting of Shareowners of PPL Corporation (“PPL” or “the Company”) will be held at Lehigh University’s Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pennsylvania, on Friday, April 25, 2003, at 10:00 a.m. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Proxy Statement, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof:

1.	Election of three directors for a term of three years.

2.	Approval of the Incentive Compensation Plan for Key Employees.

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditor for the year ending December 31, 2003.

4.	Consideration of three shareowner proposals, if properly presented, as described in the accompanying Proxy Statement.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the Annual Meeting, it is the intention of the Board of Directors that the persons named as proxies will vote in accordance with their best judgment.

After reading the Proxy Statement, please follow the instructions on the enclosed Proxy for voting over the Internet, by telephone or by returning your Proxy marked, signed and dated as soon as possible to assure your representation at the Annual Meeting. Only shareowners of record at the close of business on Friday, February 28, 2003, will be entitled to vote at the Annual Meeting or any adjournments thereof. If the Annual Meeting is interrupted or delayed for any reason, the shareowners attending the adjourned Annual Meeting shall constitute a quorum and may act upon such business as may properly come before the Annual Meeting.

By Order of the Board of Directors,

Robert J. Grey

Secretary

March 17, 2003

Proxy Statement

The Company’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number 610-774-5151. This Proxy Statement and the accompanying Proxy, solicited on behalf of the Board of Directors, were first released to shareowners on or about March 17, 2003.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has established Friday, February 28, 2003, as the record date for shareowners entitled to vote at the Annual Meeting (the “Record Date”). The transfer books of the Company will not be closed. The Articles of PPL divide its voting stock into two classes: Common and Preferred. There were no shares of Preferred Stock outstanding on the Record Date. A total of 167,457,270 shares of common stock was outstanding on the Record Date. Each outstanding share of common stock entitles the holder to one vote upon any business properly presented to the Annual Meeting.

The following table sets forth the stock ownership of each person known by the Company to be the beneficial owner of five percent (5%) or more of the Company’s common stock as of February 15, 2003:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
AXA Financial, Inc.(1) 1290 Avenue of the Americas New York, NY 10104	14,485,235 shares	(2)(3)	8.8%

[1]	The source of this information is a Schedule 13G filed on February 12, 2003 by AXA Financial, Inc., AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA.
[2]	14,484,135 of the shares that are beneficially owned are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser. Alliance Capital Management L.P. is a subsidiary of AXA Financial, Inc. The remaining 1,100 shares are beneficially owned by The Equitable Life Assurance Society of the United States, a subsidiary of AXA Financial, Inc. AXA Financial, Inc. is owned by AXA, and the other filing persons, as a group, control AXA.
[3]	The following table describes the nature of the beneficial ownership of the shares:

	Deemed to Have Sole Power to Vote or to Direct the Vote	Deemed to Have Shared Power to Vote or to Direct the Vote	Deemed to Have Sole Power to Dispose or to Direct the Disposition	Deemed to Have Shared Power to Dispose or to Direct the Disposition
Alliance Capital Management L.P.	7,003,973	1,628,375	14,484,135	0
The Equitable Life Assurance Society of the United States	0	0	1,100	0
Total	7,003,973	1,628,375	14,485,235	0

Execution of the Proxy will not affect a shareowner’s right to attend the Annual Meeting and vote in person. Any shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary, the Proxy solicited hereby will be voted FOR the election of directors, FOR the approval of the Incentive Compensation Plan for Key Employees, FOR the ratification of the appointment of independent auditor and AGAINST the three shareowner proposals. Abstentions and broker non-votes are not counted as either “yes” or “no” votes.

Full and fractional shares held by the Company for each participant in the Dividend Reinvestment Plan will be voted by PPL Services Corporation, as the registered owner of such shares, in the same manner as shares held of record by that participant are voted. If a participant owns no shares of record, full and fractional shares credited to that participant’s account will be voted in accordance with the participant’s instructions on the Proxy. Shares held in the Dividend Reinvestment Plan will not be voted if Proxies are not returned.

To preserve voter confidentiality, the Company voluntarily limits access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a shareowner has voted to any employee of PPL affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

Regarding Proposal 1 (Election of Directors), the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by writing the number, which is beside that person’s name in the list of nominees, in the box provided to the right of such list on the accompanying Proxy or by following the instructions if voting over the Internet or by telephone. In order to be approved, each of Proposal 2 (Approval of the Incentive Compensation Plan for Key Employees) and Proposal 3 (Ratification of the Appointment of Independent Auditor) must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class. In order to be approved, each of the shareowner proposals (Proposals 4-6) properly presented at the Annual Meeting must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class.

PROPOSAL 1: ELECTION OF DIRECTORS

PPL has a classified Board of Directors, currently consisting of eight directors divided into three classes. These classes consist of three directors whose terms will expire at the 2003 Annual Meeting, three directors whose terms will expire at the 2004 Annual Meeting, and two directors whose terms will expire at the 2005 Annual Meeting.

The nominees this year are John W. Conway, E. Allen Deaver and Susan M. Stalnecker. The nominees are currently serving as directors. Messrs. Conway and Deaver were elected by the Shareowners at the 2000 Annual Meeting and Ms. Stalnecker was elected by the Board of Directors effective December 1, 2001. If elected by the Shareowners, Messrs. Conway and Deaver and Ms. Stalnecker would serve until the 2006 Annual Meeting and until their successors are elected and qualified. Following the election of these three nominees, there will be eight members of the Board of Directors, consisting of three classes: three directors whose terms would expire at the 2004 Annual Meeting, two directors whose terms would expire at the 2005 Annual Meeting, and three directors whose terms would expire at the 2006 Annual Meeting.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the Annual Meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors

recommends that shareowners vote FOR Proposal 1

NOMINEES FOR DIRECTORS:

JOHN W. CONWAY, 57, is Chairman of the Board, President and Chief Executive Officer of Crown, Cork & Seal Company, Inc., Philadelphia, Pa., a position he has held since February 2001. Prior to that time, he served as President and Chief Operating Officer. Crown, Cork & Seal is a leading international manufacturer of packaging products for consumer goods. Mr. Conway joined Crown, Cork & Seal in 1991 as a result of its acquisition of Continental Can International Corporation. Prior to 1991, he served as President of Continental Can and in various other management positions. Mr. Conway is the past-Chairman of the Can Manufacturers Institute and is a director of Crown, Cork & Seal and West Pharmaceutical Services. He received his B.A. in Economics from the University of Virginia and his law degree from the Columbia University Law School. He is a member of the Compensation and Corporate Governance and Finance Committees. He has been a director since 2000.

E. ALLEN DEAVER, 67, retired in 1998 as Executive Vice President and a director of Armstrong World Industries, Inc., Lancaster, Pa. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering. He is a director of the Geisinger Health System. Mr. Deaver, chair of the Compensation and Corporate Governance Committee and a member of the Executive, Finance and Nuclear Oversight Committees, has been a director since 1991.

SUSAN M. STALNECKER, 50, is Vice President-Government and Consumer Markets, DuPont Safety & Protection of E. I. du Pont de Nemours and Company, Wilmington, De. Before being named to her current position on January 1, 2003, she served as Vice President-Finance and Treasurer since 1998. DuPont delivers science-based solutions for markets that make a difference in people’s lives in food and nutrition; healthcare; apparel; home and construction; electronics; and transportation. Ms. Stalnecker serves on the board of Elwyn, Inc., the Annual Fund Executive Committee of Duke University, and the Board of Trustees of the Delaware Art Museum. Ms. Stalnecker received a bachelor’s degree from Duke University and her M.B.A. from the Wharton School of Graduate Business at the University of Pennsylvania. She is a member of the Audit and Finance Committees. She has been a director since December 2001.

DIRECTORS CONTINUING IN OFFICE:

FREDERICK M. BERNTHAL, 60, is President of Universities Research Association (“URA”), Washington, D.C., a position he has held since 1994. URA is a consortium of 90 leading research universities engaged in the construction and operation of major research facilities. URA is management and operations contractor on behalf of the U.S. Department of Energy for the Fermi National Accelerator Laboratory. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a B.S. in chemistry from Valparaiso University, and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal is chair of the Nuclear Oversight Committee and a member of the Audit and Executive Committees. He has been a director since 1997; his term ends in 2005.

JOHN R. BIGGAR, 58, is Executive Vice President and Chief Financial Officer of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation, and as a manager of PPL Energy Supply, LLC and PPL Transition Bond Company, LLC, subsidiaries of PPL Corporation. Mr. Biggar earned a Bachelor’s degree in political science from Lycoming College and a Juris Doctor degree from the College of Law at Syracuse University, and joined the Company in 1969. Before being named to his current position in 2001, Mr. Biggar served as Senior Vice President and Chief Financial Officer as well as Vice President-Finance. He is a member of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Biggar has been a director since 2001; his term ends in 2005.

WILLIAM F. HECHT, 60, is Chairman, President and Chief Executive Officer of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation and as a manager of PPL Energy Supply, LLC, subsidiaries of PPL Corporation. Mr. Hecht received a B.S. and M.S. in Electrical Engineering from Lehigh University, and joined PPL in 1964. He was elected President and Chief Operating Officer in 1991 and was named to his present position in February 1995. Mr. Hecht is a director of DENTSPLY International, Inc. and RenaissanceRe Holdings Ltd., and serves on the board of a number of civic and charitable organizations. He is chair of the Executive Committee and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Hecht has been a director since 1990; his term ends in 2004.

STUART HEYDT, 63, retired in 2000 as Chief Executive Officer of the Geisinger Health System, a position he held since 1991. Dr. Heydt attended Dartmouth College and received an M.D. from the University of Nebraska. He is past president of the American College of Physician Executives and a director of Wilkes University. He is chair of the Audit Committee and a member of the Compensation and Corporate Governance, Executive and Nuclear Oversight Committees. Dr. Heydt has been a director since 1991; his term ends in 2004.

W. KEITH SMITH, 68, served as Vice Chairman of Mellon Financial Corp. and Senior Vice Chairman of Mellon Bank, N.A., Pittsburgh, Pa., as well as a director of both organizations, until his retirement in December 1998. Mr. Smith also is a director of DENTSPLY International, Inc. He currently serves on the board of Allegheny General Hospital, Invesmart, Inc., Baytree Bancorp., Inc., Baytree National Bank and Trust Co. and several not-for-profit boards. Mr. Smith received a Bachelor of Commerce degree from the University of Saskatchewan, his M.B.A. from the University of Western Ontario, Graduate School of Business Administration and is a Chartered Accountant. He is chair of the Finance Committee and a member of the Audit Committee. Mr. Smith has been a director since 2000; his term ends in 2004.

GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Director Attendance at Board Meetings; Executive Sessions

The Board of Directors held six meetings during 2002. Each director attended at least 75% of the meetings held by the Board and its Committees during the year. The average attendance of directors at Board and Committee meetings held during 2002 was 96%. The non-employee directors meet in regular executive sessions without management present, including those directors who are officers of the Company. The Board has designated E. Allen Deaver as the presiding director to chair these executive sessions.

Compensation of Directors

Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. Non-employee directors receive a retainer of $67,000 per year, of which a minimum of $43,000 (“Mandatory Deferral”) is allocated to a deferred stock account under the Directors Deferred Compensation Plan (“DDCP”). Each director also receives a fee of $1,500 for attending Board of Directors meetings, Committee meetings and other meetings at the Company’s request, and a fee of $200 for participating in meetings held by telephone conference call.

Non-employee directors may elect pursuant to the DDCP to defer all or any part of the fees and any retainer that is not part of the Mandatory Deferral. Under this Plan, these directors can defer compensation other than the Mandatory Deferral into a deferred cash account or stock account. Payment of these amounts and accrued interest or dividends is deferred until after the directors’ retirement from the Board of Directors, at which time they can receive these funds in one or more annual installments for a period of up to ten years.

Under the terms of the DDCP, any increase in the annual retainer is automatically allocated to each director’s deferred stock account. As with the DDCP benefits, this additional deferred stock together with accrued dividends is available to the directors after retirement from the Board, at which time they can receive this stock in one or more annual installments for a period of up to ten years.

Stock Ownership

All directors and executive officers as a group own less than 1% of PPL’s common stock. The following table sets forth certain ownership of the Company’s stock as of January 2, 2003, unless otherwise noted:

Name	Shares of Common Stock Owned(1)
F. M. Bernthal	13,642	(2)
J. R. Biggar	126,872	(3)
P. T. Champagne	138,888	(4)
J. W. Conway	6,704	(5)
E. A. Deaver	19,249	(6),(7)
L. E. De Simone	154,249	(8)
J. H. Miller	46,415	(9)
W. F. Hecht	757,647	(10)
S. Heydt	17,645	(7),(11)
W. K. Smith	7,994	(12)
S. M. Stalnecker	1,479	(13)
All 16 executive officers and directors as a group	1,624,224	(14)

[1]	The number of shares owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual’s account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; (iv) with respect to executive officers, shares held for their benefit by the Trustee under the Employee Stock Ownership Plan (“ESOP”).
[2]	Consists of 13,642 shares credited to his deferred stock account under the DDCP.
[3]	Includes 108,046 shares which may be acquired within 60 days upon the exercise of stock options granted under the Company’s Incentive Compensation Plan (“ICP”).
[4]	Includes 93,011 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP.
[5]	Includes 5,595 shares credited to his deferred stock account under the DDCP.
[6]	Includes 15,693 shares credited to his deferred stock account under the DDCP.
[7]	Includes additional deferred stock credited to their accounts in connection with the termination of the Directors Retirement Plan in 1996, as follows: Mr. Deaver-1,966 shares and Dr. Heydt-1,466 shares.
[8]	Includes 113,971 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP.
[9]	Includes 12,087 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP.
[10]	Includes 644,700 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP.
[11]	Includes 14,571 shares credited to his deferred stock account under the DDCP.
[12]	Includes 5,994 shares credited to his deferred stock account under the DDCP.
[13]	Includes 1,361 shares credited to her deferred stock account under the DDCP.
[14]	Includes 1,235,707 shares which may be acquired within 60 days upon the exercise of stock options granted under the ICP and 56,856 shares credited to the directors’ deferred stock accounts under the DDCP.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company’s knowledge, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) applicable to the Company’s directors and executive officers during 2002 were complied with, except that Form 4 reports (Statements of Changes in Beneficial Ownership) were filed late by each non-employee director with respect to the monthly Mandatory Deferrals under the DDCP for August and September. The Mandatory Deferrals under the DDCP are automatically allocated to the directors’ deferred stock accounts on the last business day of each month. See “Compensation of Directors” above for a description of the Mandatory Deferrals.

Pursuant to the recently-enacted Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (“SEC”) adopted new Section 16 rules, which became effective as of August 29, 2002, to require most stock transactions to be reported on Form 4 reports and to accelerate the filing deadline for such reports. Prior to the new Section 16 rules, the Mandatory Deferrals under the DDCP could be reported on a deferred basis on an annual Form 5 report. The Mandatory Deferrals are now required to be reported on Form 4 reports. In addition, Form 4 reports, which prior to August 29 could be filed on or before the tenth day after the end of the month in which the stock transaction occurred, now are required to be filed for most stock transactions—including the Mandatory Deferrals—before the end of the second business day following the day on which the transaction occurred.

The Form 4 reports reflecting the directors’ Mandatory Deferrals for August 30 and September 30 were not filed within two business days of the allocations, as required by the new SEC rules. The Form 4 reports for the directors’ Mandatory Deferrals for the remainder of 2002 were filed in accordance with the two-business day requirement.

Board Committees

The Board of Directors has five standing committees—the Executive, Compensation and Corporate Governance, Finance, Nuclear Oversight and Audit Committees. Each non-employee director usually serves on one or more of these committees. The Compensation and Corporate Governance, Finance, Nuclear Oversight and Audit Committees are composed entirely of non-employee directors.

Executive Committee.    During the periods between Board meetings, the Executive Committee may exercise all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee of the Company met seven times in 2002. The members of the Executive Committee are Mr. Hecht (chair), Drs. Bernthal and Heydt and Mr. Deaver.

Compensation and Corporate Governance Committee.    The principal functions of the Compensation and Corporate Governance Committee are to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the Company and its subsidiaries, and to set their remuneration, including incentive awards; to identify and recommend to the Board of Directors candidates for election to the Board; to review the fees paid to outside directors for their services on the Board of Directors and its Committees; to establish and administer programs for evaluating the performance of Board members; and to review management’s succession planning. Another principal committee function is to develop and implement the Company’s corporate governance guidelines. This committee met three times in 2002. The members of the Compensation and Corporate Governance Committee are Mr. Deaver (chair), Mr. Conway and Dr. Heydt.

Nominees for directors may be proposed by shareowners in accordance with the procedures set forth in the Bylaws. Recommendations for the 2004 Annual Meeting must be received by seventy-five days prior to the 2004 Annual Meeting. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to the Chair of the Compensation and Corporate Governance Committee, c/o Secretary, Two North Ninth Street, Allentown, Pennsylvania 18101.

Finance Committee.    The principal functions of the Finance Committee are to approve specific Company financings and corporate financial policies; to authorize capital expenditures in excess of the Company’s annual business plan; to authorize acquisitions in excess of $5 million; and to review, approve and monitor the policies and practices of the Company and its subsidiaries in managing financial risk. The Finance Committee met six times in 2002. The members of the Finance Committee are Mr. Smith (chair), Messrs. Conway and Deaver and Ms. Stalnecker.

Nuclear Oversight Committee.    The principal functions of the Nuclear Oversight Committee are to assist the Board of Directors in the fulfillment of its responsibilities for oversight of the Company’s nuclear function, to advise Company management on nuclear matters, and to provide advice and recommendations to the Board of Directors concerning the future direction of the Company and management performance related to the nuclear function. The Nuclear Oversight Committee met three times in 2002. The members of the Nuclear Oversight Committee are Dr. Bernthal (chair), Mr. Deaver and Dr. Heydt.

Audit Committee.    The primary function of the Audit Committee is to assist the Company’s Board of Directors in the oversight of: (i) the integrity of the financial statements of the Company and its subsidiaries; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s independent auditor and internal audit function. The Audit Committee has a Charter, included as Schedule A to this Proxy Statement, that specifies its responsibilities. This committee met eight times in 2002. The members of the Audit Committee are non-employees of the Company, and the Board of Directors has determined that each of its Audit Committee members are independent of management under the currently applicable standards of the New York Stock Exchange and the rules proposed by the SEC in January 2003 pursuant to the Sarbanes-Oxley Act of 2002. The members of the Audit Committee are Dr. Heydt (chair), Dr. Bernthal, Mr. Smith and Ms. Stalnecker.

REPORT OF THE AUDIT COMMITTEE

Company management is responsible for the preparation, integrity and objectivity of the financial statements and for establishing effective internal controls. PricewaterhouseCoopers LLP, the Company’s independent auditor, is responsible for performing and reporting upon their independent audit of the financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee this process. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor.

The independent auditor is ultimately accountable to the Audit Committee, which has the sole authority to select, evaluate and replace the independent auditor and to approve all audit engagement fees and terms. The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, including the appropriateness and application of accounting principles.

The Audit Committee has received the written disclosures and the letter from its independent auditor required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of such independent auditor.

The Audit Committee meets periodically with the internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has also discussed with Company management, the internal auditor and the independent auditor the process used for the certifications of the Company’s principal executive officer and principal financial officer required by the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission (“SEC”) rules for the Company’s annual and quarterly filings with the SEC.

Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

The Audit Committee has a Committee Charter that specifies its responsibilities. The Committee Charter, which has been approved by the Board of Directors, is attached to this Proxy Statement as Schedule A. The Audit

Committee’s procedures and practices comply with the requirements of the SEC and the New York Stock Exchange applicable to corporate audit committees.

The Audit Committee

Dr. Stuart Heydt, Chair

Dr. Frederick M. Bernthal

Mr. W. Keith Smith

Ms. Susan M. Stalnecker

Retirement Plans for Executive Officers

PPL officers are eligible for benefits under the PPL Retirement Plan and the PPL Supplemental Executive Retirement Plan (“SERP”) upon retirement from a PPL affiliated company which is their employer and is a sponsor of the PPL Retirement Plan and the SERP. The following table shows the estimated annual retirement benefits for executive officers payable under these Plans for those officers hired before January 1, 1998:

Estimated Annual Retirement Benefits

at Normal Retirement Age of 65

Executive Officers Hired Before 1/1/98

Five-Year Average Annual Compensation	Years of Service
	15 Years	20 Years	25 Years	30 Years
$400,000	143,568	197,568	217,568	237,568
500,000	184,068	251,568	276,568	301,568
600,000	224,568	305,568	335,568	365,568
700,000	265,068	359,568	394,568	429,568
800,000	305,568	413,568	453,568	493,568
900,000	346,068	467,568	512,568	557,568
1,000,000	386,568	521,568	571,568	621,568
1,100,000	427,068	575,568	630,568	685,568
1,200,000	467,568	629,568	689,568	749,568
1,300,000	526,500	702,000	767,000	832,000
1,400,000	567,000	756,000	826,000	896,000
1,500,000	607,500	810,000	885,000	960,000
1,600,000	648,000	864,000	944,000	1,024,000
1,700,000	688,500	918,000	1,003,000	1,088,000
1,800,000	729,000	972,000	1,062,000	1,152,000
1,900,000	769,500	1,026,000	1,121,000	1,216,000
2,000,000	810,000	1,080,000	1,180,000	1,280,000

Benefits under the Retirement Plan are calculated by determining the greater result of two formulas. One formula uses average compensation for the highest 60 consecutive months in the final 120 months of employment, and the other formula uses a fixed percentage of actual compensation for each year of service, added up over all years of service. Benefits under the SERP are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred under the PPL Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the executive officers listed in that Table, Mr. Hecht deferred $52,000 of compensation for each of 2000, 2001 and 2002; Mr. Champagne deferred $78,000 in 2000, $220,699 in 2001 and $84,500 in 2002; and Mr. Miller deferred $47,294 in 2002.) For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits and the maximum Social Security benefit payable at 65; and are reduced for retirement prior to age 60.

As of January 1, 2003, the years of credited service under the Retirement Plan for Messrs. Hecht, Biggar, De Simone, Champagne and Miller were 35.75, 33.25, 4.25, 1.17 and 1.83, respectively. The years of credited service under the SERP for each of these officers, other than Mr. Miller, are as follows: Mr. Hecht-29.75,  Mr. Biggar-28.25, Mr. De Simone-25.34 and Mr. Champagne-14.58. Total pension benefit will not increase beyond 30 years of service for any participant.

For officers hired on or after January 1, 1998, including Mr. Miller, benefits under the SERP are based on a new formula, revised as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee’s date of hire instead of at age 30. As of January 1, 2003, Mr. Miller had 25.33 years of credited service under the SERP. Although Mr. Miller was not hired until February 2001, the Compensation and Corporate Governance Committee granted additional years of service to him in December 2002.

The following table shows the estimated annual retirement benefits for executive officers payable under the PPL Retirement Plan and the new SERP formula:

Estimated Annual Retirement Benefits

at Normal Retirement Age of 65

Executive Officers Hired On or After 1/1/98

Five-Year Average Annual Compensation	Years of Service
	15 Years	20 Years	25 Years	30 Years
$400,000	120,000	160,000	190,000	220,000
500,000	150,000	200,000	237,500	275,000
600,000	180,000	240,000	285,000	330,000
700,000	210,000	280,000	332,500	385,000
800,000	240,000	320,000	380,000	440,000
900,000	270,000	360,000	427,500	495,000
1,000,000	300,000	400,000	475,000	550,000
1,100,000	330,000	440,000	522,500	605,000
1,200,000	360,000	480,000	570,000	660,000
1,300,000	390,000	520,000	617,500	715,000
1,400,000	420,000	560,000	665,000	770,000
1,500,000	450,000	600,000	712,500	825,000
1,600,000	480,000	640,000	760,000	880,000
1,700,000	510,000	680,000	807,500	935,000
1,800,000	540,000	720,000	855,000	990,000
1,900,000	570,000	760,000	902,500	1,045,000
2,000,000	600,000	800,000	950,000	1,100,000

For existing officers, as of January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001 and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for the Chief Executive Officer and the next four most highly compensated executives (“Named Executive Officers”) for the last three fiscal years, for service for PPL and its subsidiaries. Messrs. Hecht and Biggar also served as directors but received no separate remuneration in that capacity.

	Annual Compensation					Long-Term Compensation

Name and Principal Position	Year		Salary(1) ($)	Bonus(1) ($)	Other Annual Compensation(2) ($)	Restricted Stock Award(3) ($)	Options (#)	All Other Compensation(4) ($)

William F. Hecht Chairman, President and Chief Executive Officer	2002 2001 2000		949,999 946,921 788,270	731,738 250,560 571,170	0 0 0	477,204 308,409 308,740	202,650 209,440 422,960	7,055 6,824 5,050

John R. Biggar Executive Vice President and Chief Financial Officer	2002 2001 2000		419,540 399,231 358,077	280,371 91,432 173,520	0 0 800	168,896 104,030 105,497	68,260 47,720 70,690	6,310 6,001 4,338

Lawrence E. De Simone Executive Vice President-Supply	2002 2001 2000		409,540 335,579 288,848	273,696 143,448 109,040	7,885 7,500 0	164,892 101,354 687,978	66,550 38,440 62,540	5,674 5,298 5,265

Paul T. Champagne President-PPL EnergyPlus, LLC	2002 2001 2000		375,001 356,539 317,310	192,563 89,422 181,888	27,614 1,846 0	131,768 85,298 718,171	40,000 42,420 67,980	4,579 4,072 0

James H. Miller President-PPL Generation, LLC	2002 2001 2000	(5)	349,771 300,770 0	189,175 220,000 0	0 0 0	123,032 1,149,370 0	36,260 0 0	5,500 85,852 0

[1]	Salary and bonus data include deferred compensation. Bonus data include a one-time employment bonus of $50,000 for Mr. Miller in 2001.
[2]	Includes longevity pay for Messrs. De Simone and Champagne (which is compensation for vacation earned, but not taken), fees earned by Mr. Biggar for serving as a director of Safe Harbor Water Power Corporation, an affiliate of PPL, and taxable travel expense of $27,614 paid to Mr. Champagne in 2002.
[3]	The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 2002, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Hecht—28,030 shares ($972,080); Mr. Biggar—8,800 shares ($305,184); Mr. De Simone—37,870 shares ($1,313,332); Mr. Champagne—38,220 shares ($1,325,470); and Mr. Miller—33,503 shares ($1,161,884). These year-end data do not include awards made in January 2003 for 2002 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years, except for 30,000 shares held each by Messrs. De Simone, Champagne and Miller that are restricted until October 4, 2007 for Mr. De Simone; May 23, 2018 for Mr. Champagne; and October 1, 2008 for Mr. Miller, under their respective stock compensation agreements discussed below. Includes a one-time restricted common stock grant of 1,193 shares as part of an employment bonus paid to Mr. Miller in 2001.
[4]	Includes Company contributions to the Officers’ Deferred Savings Plan and the ESOP accounts. Includes relocation expenses paid to Mr. Miller in 2001.
[5]	Mr. Miller joined the Company in February 2001.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on stock options granted to the Named Executive Officers during 2002.

		Individual Grants(1)			Grant Date Value
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2002	Exercise or Base Price	Expiration Date	Grant Date(2) Present Value
W. F. Hecht	202,650	24.1%	$33.49	1/23/2012	$2,375,058
J. R. Biggar	68,260	8.1	33.49	1/23/2012	800,007
L. E. De Simone	66,550	7.9	33.49	1/23/2012	779,966
P. T. Champagne	40,000	4.8	33.49	1/23/2012	468,800
J. H. Miller	36,260	4.3	33.49	1/23/2012	424,967

[1]	Exercisable in three equal annual installments beginning January 24, 2003.
[2]	Values indicated are an estimate based on a modified Binomial option pricing model. Although executives risk forfeiting these options under certain circumstances, these risks are not factored into the calculated values. The actual value realized will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the modified Binomial option pricing model.

Assumptions used for the modified Binomial model are as follows:

Risk-free interest rate	5.33%
Volatility	35.68%
Dividend yield	3.40%
Time of exercise	10 years

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table summarizes information for the Named Executive Officers concerning exercises of stock options during 2002 and the number and value of all unexercised stock options as of December 31, 2002.

Name	Shares Acquired on Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
			Exercisable #	Unexercisable #	Exercisable $	Unexercisable $
W. F. Hecht	0	—	366,350	483,263	2,936,870	1,962,647
J. R. Biggar	0	—	45,823	123,636	335,431	371,520
L. E. De Simone	0	—	58,127	113,023	533,228	336,487
P. T. Champagne	0	—	42,877	90,940	322,319	324,843
J. H. Miller	0	—	0	36,260	0	45,869

Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grants and $34.755, the average of the high and low price of PPL common stock on December 31, 2002.

CHANGE IN CONTROL ARRANGEMENTS

The Company has entered into agreements with each of the Named Executive Officers, which agreements provide benefits to the officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by the Company, or any prior severance agreement.

Each of the agreements continues in effect until December 31, 2004, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than thirty-six months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates the officer’s employment following a change in control for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements).

The benefits consist of a lump sum payment equal to three times the sum of (a) the officer’s base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. In addition, under the terms of each agreement, the Company would provide the officer and dependents with continuation of welfare benefits (reduced to the extent the officer receives comparable benefits), and would pay the officer unpaid incentive compensation that has been allocated or awarded, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company for an additional thirty-six months, outplacement services for up to three years and a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, the Company would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the thirty-six month period following the change in control.

In addition, in the event of a change in control, the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan lapses.

STOCK COMPENSATION AGREEMENTS

PPL has executed agreements with Messrs. Champagne, Miller and De Simone granting them each 30,000 shares of restricted PPL common stock. The restriction period will lapse on May 23, 2018 for Mr. Champagne; October 1, 2008 for Mr. Miller and October 4, 2007 for Mr. De Simone. In the event of death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not “for cause.” In the event Mr. Champagne is terminated “for cause,” or he terminates his employment with all PPL affiliated companies prior to May 23, 2018, all shares of this restricted stock will be forfeited. In the event Mr. Miller is terminated “for cause,” or he terminates his employment with all PPL affiliated companies prior to October 1, 2008, all shares of this restricted stock will be forfeited. In the event Mr. De Simone is terminated “for cause,” or he terminates his employment with all PPL affiliated companies prior to October 4, 2007, all shares of this restricted stock will be forfeited. Mr. De Simone also has a provision in his agreement which provides a benefit to supplement the benefit payable to him under the SERP. This provision refers to the SERP to determine a theoretical SERP benefit after 30 years of service, and then subtracts the actual SERP benefit payable at retirement to yield a benefit amount under this agreement. The benefit is payable at the same time and in the same form as the SERP benefit, but is forfeited if the restricted stock is forfeited.

REPORT OF THE COMPENSATION AND CORPORATE

GOVERNANCE COMMITTEE REGARDING EXECUTIVE COMPENSATION GENERALLY

The Compensation and Corporate Governance Committee of the Board of Directors of PPL Corporation (the “Company”) establishes compensation and benefit practices for the executive officers of the Company. This Committee is comprised entirely of independent outside directors. For 2002, the Committee reviewed and evaluated the performance and leadership of the Chief Executive Officer and the other executive officers who are listed in the Summary Compensation Table on page 10 (“executive officers”).

COMPENSATION PHILOSOPHY

BASE SALARIES

In general, the Committee’s objective is to provide salary levels that are sufficiently competitive with comparable companies to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies provided by independent, nationally recognized compensation consultants. In addition, the Committee annually reviews the performance of each executive to determine the appropriate level of base salary for that executive officer.

The Committee reviewed salary ranges for the executive officers by comparing these salary levels with levels at companies of comparable size to the Company in the energy industry and in general industry. Base salary market comparisons were made against salaries of the comparison companies.

After reviewing salary data for executive positions at comparable companies, the Committee reviewed the actual salaries and performance of each of the executive officers. The Committee solicited input and recommendations from the Chief Executive Officer regarding the performance and individual salaries of the other executive officers. In the case of the Chief Executive Officer, the Committee considered the directors’ individual appraisals of his performance in determining his salary. Using this information, the Committee made appropriate salary adjustments for executive officers, effective as of January 1, 2002. The Committee accepted the recommendation of the Chief Executive Officer not to increase his base salary for fiscal year 2002. The Committee emphasized that this action does not reflect any dissatisfaction with the Chief Executive Officer’s performance.

INCENTIVE AWARDS

Cash Incentive Awards

Cash incentive awards are made to executive officers for the achievement of specific, independent goals established for each calendar year. For 2002, the following award targets as a percentage of base salary were established for each executive officer: Chief Executive Officer—75%; Executive Vice Presidents—65%; and Senior Vice President and Presidents of principal operating subsidiaries—50%.

Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for the year are established by the Committee, and the Committee reviews actual results at year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

The goal categories for 2002 included specific financial and operational measures for the Company and its subsidiaries designed to enhance the Company’s position for success in the competitive market. The weightings for each of these general categories are allocated 60% to the Company’s earnings per share and enhanced shareowner value, and 40% to the financial and operational performance of the Company’s principal operating subsidiaries. In the case of Messrs. Champagne and Miller, more weight was given to the performance of the particular operating subsidiary for which they are the President.

When the level of goal attainment was measured at the end of the year and the category weightings were multiplied by the annual award target for each position, each executive officer’s cash award was determined for 2002 performance.

Restricted Stock Incentive Awards

Restricted Company stock also is made available to the executive officers based on the achievement of strategic objectives designed to enable the Company to continue to provide value to its shareowners. Goals were related to increasing shareowner value through implementation of certain long-term corporate initiatives, including implementation of actions to realize the market potential of the unregulated businesses and the creation of a world class workforce to enhance the Company’s competitive position in the global marketplace. Annual awards are based on the achievement of these goals. The following award targets as a percentage of base salary were established for each executive officer: Chief Executive Officer—50%; Executive Vice Presidents—40%; and Senior Vice President and Presidents of principal operating subsidiaries—35%.

Awards are made in the form of restricted stock equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. Because of the three-year restriction period, this type of stock award encourages executive officers to continue their service at the Company. This program also encourages increased stock ownership on the part of the executives and aligns the interests of management and shareowners.

Stock Option Incentive Awards

The Committee may grant the executive officers options to purchase shares of the Company’s common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price. Therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term shareowner value. Additionally, the option grants include vesting and termination provisions that are designed to encourage the option holders to remain employees of the Company. As with the cash and restricted stock awards discussed above, the stock option grants varied by accountability level based on award targets.

*    *    *    *    *    *

Based on its review of the incentive goals achieved for 2002, the Committee in January 2003 made the following incentive cash and restricted stock awards:

Name and Position	Performance Attained	Cash Bonus	Performance Attained	Shares of Restricted Stock

William F. Hecht— Chairman, President and Chief Executive Officer	102.7%	$731,738	100%	13,110

John R. Biggar— Executive Vice President and Chief Financial Officer	102.7%	$280,371	100%	4,640

Lawrence E. De Simone— Executive Vice President-Supply	102.7%	$273,696	100%	4,530

Paul T. Champagne— President-PPL EnergyPlus, LLC	102.7%	$192,563	100%	3,620

James H. Miller— President-PPL Generation, LLC	108.1%	$189,175	100%	3,380

Finally, the Committee made the following non-qualified stock option awards in January 2002 under the Incentive Compensation Plan: Mr. Hecht—202,650 options; Mr. Biggar—68,260 options; Mr. De Simone—66,550 options; Mr. Champagne—40,000 options; and Mr. Miller—36,260 options.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

In establishing Mr. Hecht’s 2002 salary, the Committee reviewed the salaries of the chief executive officers of the comparison companies referenced above. While this review and directors’ appraisals of Mr. Hecht’s performance indicated an increase was appropriate, the Committee, based upon Mr. Hecht’s recommendation, agreed to continue his salary at $950,000, which was originally effective January 1, 2001.

Based on the Company’s performance on the specific corporate financial and operational goals discussed above, Mr. Hecht received a cash award equal to approximately 77.03% of his salary. Based on the Company’s performance on the strategic goals discussed above, Mr. Hecht received a restricted stock award equal to approximately 50% of his salary. In addition, Mr. Hecht was granted stock options in 2002, as described above.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any taxation year certain compensation in excess of $1,000,000 paid to the chief executive officer and the next four most highly compensated executive officers. Performance-based compensation in excess of $1,000,000 is deductible if certain criteria are met, including shareowner approval of applicable plans. In this regard, the Company’s Incentive Compensation Plan enables the Company to make stock option awards under that Plan that are deductible under Section 162(m); similarly, the Company’s Short-Term Incentive Plan enables the Company to make cash awards to officers that are deductible under Section 162(m). The Committee will continue to seek ways to limit the impact of Section 162(m). However, the Committee believes that the tax deduction limitation should not compromise the Company’s ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

The Compensation and Corporate

Governance Committee

E. Allen Deaver, Chair

John W. Conway

Stuart Heydt

STOCK PERFORMANCE GRAPH

The following graph depicts the performance of the Company’s common stock over the past five years. For comparison purposes, two other indices are also shown. The Standard & Poor’s 500 Index provides some indication of the performance of the overall stock market, and the EEI Index of Investor-owned Electric Utilities reflects the performance of electric utility stocks generally. The EEI Index is a comprehensive, widely recognized industry index that includes approximately 65 investor-owned domestic electric utility companies.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
PPL Corporation	100.00	122.97	104.84	214.86	170.15	176.44
S&P 500 Index	100.00	128.58	155.63	141.46	124.65	97.10
EEI Index of Investor-owned Electric Utilities	100.00	113.89	92.71	137.18	125.12	106.69

*	Assumes investing $100 on 12/31/97 and reinvesting dividends in PPL common stock, S&P 500 Index, and EEI Index of Investor-owned Electric Utilities.

PROPOSAL 2: APPROVAL OF INCENTIVE COMPENSATION PLAN FOR KEY EMPLOYEES

Shareowners are asked to consider and, if deemed advisable, to approve the PPL Corporation Incentive Compensation Plan for Key Employees (the “ICPKE”). The growth, development and financial success of the Company depend upon attracting and retaining the best possible management. PPL believes that the ICPKE promotes the success of the Company by providing a method whereby key non-executive employees of PPL and its subsidiaries may be awarded additional remuneration for performance in meeting specific corporate objectives in a way that increases their ownership interest in the Company and encourages them to remain with the Company. The ICPKE is aimed at rewarding key non-executive employees of PPL, as compared to PPL’s other incentive plan, the Incentive Compensation Plan (“ICP”), which is aimed at rewarding executive officers of PPL. The original Incentive Compensation Plan for Key Employees has been in effect since January 1, 1997. The ICP was originally approved by the shareowners of PPL at the April 1999 Annual Meeting of Shareowners. PPL is seeking shareowner approval of the ICPKE to comply with a proposed New York Stock Exchange rule which requires shareowner approval of all equity compensation plans.

Summary of the Plan

The following is a brief summary of the terms of the ICPKE. The summary does not purport to be complete and is qualified in its entirety by the full text of the ICPKE set forth in Schedule B to this Proxy Statement. The purpose of the ICPKE is to provide a method whereby non-executive employees of PPL and its subsidiaries may be awarded additional remuneration in a manner which increases their ownership interest, aligns their interest with that of shareowners and encourages them to remain in the employ of PPL and its subsidiaries.

The types of awards that may be granted under the ICPKE are restricted stock awards, restricted stock units, dividend equivalent rights, stock option awards and other stock-based awards. Subject to a change in the Company’s capital structure, the maximum number of shares of common stock subject to awards (including restricted stock and stock options) shall not exceed annually 2% of the outstanding common stock of PPL on the first day of each calendar year. The maximum number of options awarded to any single eligible employee in any calendar year shall not exceed 1.5 million shares; provided that any portion of such maximum number of shares that has not been granted may be carried over and used in any subsequent year. To the extent that an award is forfeited, any shares subject to the award will again be available for awards under the ICPKE. Shares issued under the ICPKE may be authorized and unissued stock, treasury stock or stock purchased on the open market.

In addition, CLC may not grant awards under the ICPKE to the extent that the aggregate number of shares subject to awards granted after approval of the ICPKE at the Company’s 2003 Annual Meeting of Shareowners, combined with shares issuable upon exercise of options outstanding as of such Annual Meeting or upon the vesting of restricted stock units outstanding as of such Annual Meeting, would exceed 5% of the outstanding Common Stock of the Company as of January 1, 2003, unless the issuance of the shares of Common Stock subject to any such additional awards has been approved by the shareowners of the Company.

Administration

The ICPKE is administered by the Corporate Leadership Council (“CLC”). CLC has the full power, authority and discretion to make awards to eligible employees pursuant to the provisions of the ICPKE, to interpret the provisions of the ICPKE, to supervise the administration of the ICPKE and to delegate any of the foregoing responsibilities to any person, who, in its sole discretion, it deems appropriate.

Eligibility

Awards under the ICPKE are made by PPL or its subsidiaries or affiliate companies to any non-executive domestic management employees who are employed on a regularly scheduled basis during any period that an award can be made. Subject to the provisions of the ICPKE, CLC, in its sole discretion, selects from eligible employees those key employees who have responsibility for the continued growth, development and financial success of PPL or its affiliated companies to whom awards shall be granted and determines the amount of such award.

Restricted Stock/Restricted Stock Units

Restricted stock is PPL’s common stock issued in the name of the participant that bears a restrictive legend that prohibits the sale, transfer, pledge or hypothecation of such common stock until the expiration of the restriction period. A restricted stock unit is an unsecured right to receive a share of PPL’s common stock upon the expiration of the restriction period. The restriction period is determined by CLC at the time each award is granted and will not be less than three years or more than ten years from the date of the grant; provided that in the event of a change in control of PPL, the restriction period for previously granted awards shall lapse.

Restricted stock and restricted stock units are issued without the payment of consideration by the participant. During the restriction period, with respect to restricted stock, the participant has the right to vote the stock and receive dividends with respect to such stock. During the restriction period, CLC may grant a holder of restricted stock units, dividend equivalent rights which would entitle the participant to a dividend on each unit equal to the dividend declared on a share of PPL’s common stock.

Upon a participant’s termination of employment prior to the end of the restriction period due to death or disability, awards are prorated as if the participant had maintained active employment until age 65. If a participant’s employment with PPL or its subsidiaries is terminated prior to the end of the restriction period for any other reason, other than a participant’s retirement, the award is forfeited. In the event of retirement, restricted stock units may not forfeit automatically. In any instance where a payment is to be prorated, CLC may choose, in its sole discretion, to provide the participant (or the participant’s estate) with the entire award rather than the prorated portion.

Notwithstanding anything in the ICPKE to the contrary, in the event that prior to any award a participant violates any non-compete agreements between the participant and PPL or a subsidiary company, the award will be forfeited.

A participant must agree in writing to notify the Company within 30 days of the date of grant if such participant makes an election under Section 83(b) of the Internal Revenue Code to report the value of the restricted stock as income on the date of grant.

Stock Options

Options granted under the ICPKE may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code, or options which do not so qualify (“non-qualified options”). One or more options may be granted to eligible employees designated by CLC in such amounts and subject to such terms and conditions as CLC may from time to time, in its sole discretion, determine, but which are consistent with the terms of the ICPKE. CLC may also grant dividend equivalent rights in tandem with options which would entitle the participant to a dividend on each share subject to an option equal to the dividend declared on a share of PPL’s common stock. The option price per share shall not be less than the fair market value per share on the date of grant. The option exercise price may be paid by (i) check, (ii) in other shares of common stock held for at least six months, (iii) by such other mode of payment as CLC may approve, including payment through a broker in accordance with procedures permitted by CLC and Regulation T of the Federal Reserve Board, or (iv) in a combination of (i), (ii) and (iii).

A participant must remain an employee of PPL or a subsidiary for one year from the date of the grant of an option before such option can be exercised; provided that if a change in control of PPL occurs or the participant retires (provided the participant elects an immediate retirement benefit and does not receive improved retirement benefits under a separation agreement), prior to the completion of one year of employment, such employment requirement shall no longer be applicable. After completion of one year of service or following a change in control or the employee’s retirement, options granted under the ICPKE shall become exercisable in installments as provided by CLC; provided that such options may not be exercised beyond the day before the tenth anniversary of the date of the grant of such award; and provided further that in the event of a change in control or the employee’s retirement, all portions of such options shall become immediately exercisable. Notwithstanding the foregoing, CLC is authorized, in its sole discretion, to accelerate the time at which all or any part of an option may be exercised.

At the time an option is granted, CLC establishes the option term for such award. Such option term must end on the earliest of: (i) the violation by a participant of a non-compete agreement entered into by a participant and PPL or a subsidiary company, (ii) the day before the tenth anniversary of the date of grant for such award, or (iii) the applicable period under the ICPKE after a participant’s termination, retirement, death, disability or termination due to, or following, a change in control.

The grant of an option will not entitle the participant to any dividend (unless a dividend equivalent right is granted in tandem with an option), voting or other rights of a shareowner unless and until the participant receives common stock upon the exercise of the option.

Other Stock-Based Awards

Other stock-based awards include awards of common stock, awards of restricted shares and awards valued in whole or in part by reference to the fair market value of common stock. CLC, in its sole discretion, may grant other stock-based awards to eligible employees and shall determine the form, condition, term and number of other stock-based awards.

Miscellaneous

No benefit or right provided under the ICPKE is subject to alienation or assignment by a participant (or by any person entitled to such benefit pursuant to the terms of the ICPKE) or subject to attachment or other legal process of whatever nature. No award under the ICPKE will be construed as giving any employee a right to continued employment with PPL or its subsidiaries.

Amendment and Termination

Subject to applicable law or New York Stock Exchange or other applicable rules or regulations, CLC may at any time alter, amend, suspend or terminate the ICPKE in whole or in part except that the consent of a participant is required if such action adversely affects the rights of a participant under a previously granted award unless required by law or regulation. Any future material amendment to the ICPKE is likely to require shareowner approval.

Federal Income Tax Consequences

The following discussion of the federal income tax status of awards under the ICPKE is based on present federal tax laws and regulations and does not purport to be a complete description of the federal income tax laws. Participants may also be subject to certain state and local taxes which are not described below.

Restricted Stock.    At the time a restricted stock award is granted, a participant may elect to be taxed at ordinary income tax rates in the year the award is granted based on the fair market value of the common stock as of the date of grant. If the election is not exercised within the time prescribed under Section 83(b) of the Internal Revenue Code, the participant will be taxed in the year the restrictions expire based on the fair market value of the common stock as of the date the restrictions expire. PPL is entitled to a corresponding federal income tax deduction for the year in which the participant is taxed at ordinary income tax rates. If the participant is taxed in the year the restrictions expire, dividends paid to the participant during the restriction period will be taxed as additional compensation and PPL will be entitled to a corresponding deduction. If the participant is taxed in the year in which the award is granted, dividends paid to the participant during the restriction period with respect to the common stock will be treated as dividend income and PPL will not be entitled to a corresponding deduction.

Incentive Stock Options.    If the option is an incentive stock option, no income is realized by the employee upon award or exercise of the option, and no deduction is available to PPL at such times. If the common stock purchased upon the exercise of an incentive stock option is held by an employee for at least two years from the date of the award of such option and for at least one year after exercise, any resulting gain is taxed at long-term capital gains rates. If the common stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the common stock at the time of exercise and the option price, is taxed at ordinary rates as compensation paid to the employee, and PPL is entitled to a deduction for an equivalent amount. Any amount realized by the employee in excess of the fair market value of the common stock at the time of exercise is taxed at capital gains rates.

Non-qualified Stock Options.    If the option is a non-qualified option, no income is realized by the participant at the time of award of the option, and no deduction is available to PPL at such time. At the time of exercise (other than by delivery of common stock to PPL), ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the shares of common stock on the date of exercise over the option price, and PPL will receive a tax deduction for the same amount. If an option is exercised by delivering common stock to PPL, a number of shares of common stock received by the participant equal to the number of shares so delivered will be received free of tax and will have a tax basis and holding period equal to the shares so delivered. The fair market value of additional common stock received by the participant will be taxable to the participant as ordinary income, and the participant’s tax basis in such shares will be their fair market value on the date of exercise. Upon disposition, any appreciation or depreciation of the common stock after the date of exercise may be treated as capital gain or loss.

Other Awards.    The value of any part of a stock award, including restricted stock units, distributed to participants is taxable as ordinary income to such participants in the year in which such common stock is received, and PPL will be entitled to a corresponding tax deduction. The value of shares of PPL’s common stock awarded to participants as unrestricted stock (minus the participant’s purchase price, if any) will be taxable as ordinary income to such participants in the year received, and PPL will be entitled to a corresponding tax deduction.

Shareowner Approval

Approval of the ICPKE requires the affirmative vote of the holders of a majority of the shares present, or represented by Proxy, and entitled to vote at the Annual Meeting.

CLC has approved the ICPKE and the Company’s Board of Directors recommends that shareowners vote for the approval of the ICPKE. Accordingly, the persons named in the enclosed Proxy intend to vote at the Annual Meeting for the approval of the ICPKE unless otherwise directed by the shareowner appointing them.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(3)	Weighted-average exercise price of outstanding options, warrants and rights(3)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	2,156,229	$29.80	5,056,130	(4)
Equity compensation plans not approved by security holders(2)	852,456	$33.59		(5)

[1]	Includes the Incentive Compensation Plan (“ICP”), under which stock options, restricted stock, restricted stock units, dividend equivalents and other stock-based awards may be awarded to executive officers of PPL; and the Directors Deferred Compensation Plan (“DDCP”), under which stock units may be awarded to directors of PPL.
[2]	Includes the ICPKE.
[3]	Relates to common stock issuable upon the exercise of stock options awarded under the ICP and ICPKE as of December 31, 2002. In addition, as of December 31, 2002, the following other securities had been awarded under the ICP, DDCP and ICPKE: 173,288 shares of restricted stock under the ICP, 74,125 stock units under the DDCP and 451,423 shares of restricted stock under the ICPKE.
[4]	Based upon an aggregate award limitation under the ICP of 7,884,715 securities (i.e., 5% of the total PPL common stock outstanding as of April 23, 1999). The ICP also includes an annual award limitation of 2% of total PPL common stock outstanding as of January 1 of each year. In addition, there are 7,431,665 securities remaining available for future issuance under the DDCP.
[5]	As of December 31, 2002, the ICPKE did not include an aggregate award limitation. Effective January 1, 2003, the ICPKE was amended to include an aggregate award limitation of 8,286,804 securities (i.e., 5% of the total PPL common stock outstanding as of January 1, 2003). Based on this new award limitation, as of January 1, 2003, 7,434,348 shares remain available for issuance under the ICPKE. See “Summary of the Plan” for more specific information concerning this award limitation. The ICPKE also includes an annual award limitation of 2% of total PPL common stock outstanding as of January 1 of each year.

The Board of Directors

recommends that shareowners vote FOR Proposal 2

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

Upon the recommendation of the Audit Committee, which is composed of directors who are not employees of the Company or its affiliates, the Board of Directors of the Company appointed PricewaterhouseCoopers LLP to serve as independent auditor for the year ending December 31, 2003, for PPL and its subsidiaries. In December 2002, the Board adopted a revised Audit Committee charter that delegates to the Audit Committee the sole authority to appoint the independent auditor. All future appointments of the independent auditor will be made by the Audit Committee.

FEES TO INDEPENDENT AUDITOR

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2002 and December 31, 2001 for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services in connection with statutory and regulatory filings or engagements for those fiscal years were $1,732,000 and $1,808,000, respectively.

Audit-Related Fees

The aggregate fees billed for the fiscal years ended December 31, 2002 and December 31, 2001 for assurance and related services rendered by PricewaterhouseCoopers LLP that are related to the performance of the audit or review of the Company’s financial statements, were $281,000 and $653,000, respectively. These services principally related to audits of employee benefit plans and consultation to ensure appropriate accounting and reporting in connection with various business and financing transactions.

Tax Fees

The aggregate fees billed for the fiscal years ended December 31, 2002 and December 31, 2001 for professional services rendered by PricewaterhouseCoopers LLP for tax-related services were $1,386,000 and $2,093,000, respectively. These fees principally related to international tax consulting and advisory services.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2002 and December 31, 2001 for services rendered to the Company other than the Audit Fees, Audit-Related Fees and Tax Fees included above were $355,000 and $1,653,000, respectively. These fees related to financial information system implementation and design services at an international affiliate. PricewaterhouseCoopers LLP no longer provides this type of service for the Company and any of its affiliates.

During 2002, the Audit Committee adopted procedures for pre-approving audit and non-audit services to be provided by the independent auditor. The procedures are designed to safeguard the continued independence of the independent auditor. More specifically, the use of the Company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee. As a result of this approval process, the Audit Committee has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of the Audit Committee who serves as the Committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full Audit Committee no later than its next meeting.

The Audit Committee reviewed all 2002 and 2001 audit and non-audit related fees. For the period since July 2002, when the Sarbanes-Oxley Act of 2002 was signed into law, the Audit Committee approved 100% of the Audit-Related Fees and 100% of the Tax Fees. There were no services provided by the independent auditor during that time that would fall within the All Other Fees category.

*    *    *    *    *    *

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they want to do so, and they will also be available to respond to appropriate questions.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareowners on the appointment of PricewaterhouseCoopers LLP. If the shareowners do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent auditor will be reconsidered by the Audit Committee.

The Board of Directors

recommends that shareowners vote FOR Proposal 3

SHAREOWNER PROPOSALS

The Company has been notified that three shareowners intend to present proposals for consideration at the Annual Meeting. We will furnish promptly upon request the name, address and share ownership of the shareowner making each proposal identified below.

SHAREOWNER PROPOSALS

PROPOSAL 4: SHAREOWNER PROPOSAL NO. 1

“Shareholder Vote on Poison Pills. This topic won an average 60%—yes vote at 50 companies in 2002. This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

“Harvard Report. A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company has a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

“Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

“Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

“Council of Institutional Investors Recommendation. The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder participation.

“Shareholder Vote on Poison Pills—Yes on 4.”

PPL’S STATEMENT IN OPPOSITION

Your Board of Directors opposes this proposal and recommends a vote AGAINST this proposal for the following reasons:

This proposal, if implemented, would constrain your Board of Directors, now and in the future, from taking certain actions that may be necessary to protect the interests of the Company and you, its shareowners. Under circumstances where time is of the essence and the Board must act quickly to protect shareowner interests, this proposal could significantly restrict the ability of the Board to do so.

We do not understand at all why this proposal has been submitted to PPL. There are approximately 2,000 companies with shareowner rights plans – but PPL is not one of them. PPL:

–	has never had such a plan,

–	is not in the process of adopting such a plan, and

–	currently has no intention of adopting such a plan.

Nonetheless, consistent with the Board’s obligations to protect shareowner interests, we believe that the Board must retain adequate flexibility to respond to unanticipated situations on a real-time basis. Certain acquisition bids are structured in a manner designed to coerce shareowners; others are at an inadequate price. Requiring a delay of several months in order to hold a shareowner vote, when quick action may be needed, substantially diminishes the Board’s flexibility to act in your best interests. Although we do not contemplate adopting a rights plan at the present time, the Board commits that any such future determination would be made solely by independent directors after considering all facts and circumstances existing at the time. For the reasons set forth above, the Board of Directors requests the support of shareowners in voting AGAINST this proposal.

The Board of Directors recommends that

shareowners vote AGAINST Proposal 4

PROPOSAL 5: SHAREOWNER PROPOSAL NO. 2

“Indexed Options Proposal: Resolved, that the shareholders of PPL Corporation (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

“Statement of Support: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

“Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

“Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

“At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.”

PPL’S STATEMENT IN OPPOSITION

Your Board of Directors opposes this proposal and recommends a vote AGAINST this proposal for the following reasons:

The shareowner proposal requests that the Board of the Company adopt an executive compensation policy that would only permit granting of stock options to senior executives “if the option exercise price is indexed or linked to an industry peer group stock performance index so that options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.” The Company’s compensation plan already is incentive based, and the Board does not believe that this proposal is in the best interest of the Company or its shareowners.

The Board believes that the Company’s Incentive Compensation Plan (“ICP”), which was approved by shareowners in April 1999, is the appropriate compensation policy for the senior executives of the Company. Specifically, the ICP provides appropriate incentives to the Company’s executives and allows the Company’s Compensation and Corporate Governance Committee the flexibility to fashion stock option grants in a manner it believes to be necessary to attract and retain the senior executives essential to maximize shareowner value and to the future success of the Company.

The stock options granted under the ICP are inherently performance-based and appropriately link the executives’ interests with those of the Company’s shareowners. Under the Company’s current plan, executives who are granted stock options only benefit if the price of the stock goes up and you, our shareowners, then also benefit. Indexing options in the manner set forth in the proposal could seriously distort the incentives that the option grants are meant to foster. For example, the Company’s stock price could decline, but by less than the industry peer group, resulting in the executives experiencing a gain in the value of their options while the Company’s shareowners suffer a loss in the value of the Company stock. This clearly is not a result that aligns the interests of the Company’s executives with shareowners as does the current compensation program that focuses solely on improving value for Company shareowners.

The Board also believes that the proposal is inconsistent with the compensation practices followed by the vast majority of the companies against whom the Company competes for executive talent. By compelling the Board to adopt the stock option policy described in the proposal, the Company could be placed at a substantial disadvantage in attracting and retaining highly qualified senior executives. Therefore, we believe that the proposal could be contrary to the shareowners’ interests.

In summary, the Board believes that implementation of the shareowner proposal could have serious competitive and financial consequences and impair the incentive nature of the Company’s chosen form of compensation to the detriment of the Company and its shareowners. The Board believes the right balance is currently being achieved in the granting of stock options to executives under the Company’s Incentive Compensation Plan.

The Board of Directors recommends that

shareowners vote AGAINST Proposal 5

PROPOSAL 6: SHAREOWNER PROPOSAL NO. 3

“Auditor Conflicts Proposal: Resolved, that the shareholders of PPL Corporation (“Company”) request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide any management consulting services to our Company.

“Statement of Support: The role of independent auditors in ensuring the integrity of the financial statements of public corporations is fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

“Independent auditors have an important public trust. Investors must be able to rely on issuers’ financial statements. It is the auditor’s opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor’s opinion and will be far less likely to invest in that public company’s securities. Final Rule: Revision of the Commission’s Auditor Independence Requirements, Release No. 33-7919, Feb. 5, 2001.

“We believe that today investors seriously question whether auditors are independent of the company and corporate management that retain them. A major reason for this skepticism, we believe, is that management of once admired companies such as Enron, Tyco, and WorldCom have misled investors and their auditors have either been complicit or simply inept. Over the last year hundreds of billions of dollars in market value have vanished as investors have lost confidence in the integrity of our markets. A key reason for this lack of confidence is the distrust investors have in companies’ financial statements.

“The U.S. Congress has attempted to respond to this crisis of confidence through passage of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”). The Sarbanes Act prohibits a company’s auditors from performing a wide range of defined non-audit services. These prohibitions, in turn, track the defined non-audit services in Rule 2-01(c)(4) of the SEC’s Final Rule: Revision of the Commission’s Auditor Independence Requirements, Release No. 33-7919, Feb. 5, 2001.

“However, the Sarbanes Act fails to prohibit auditors form providing management consulting services, which we believe represents a significant loophole. While the Act does require that the audit committee of the board preapprove these non-audit services, we do not believe that is enough. We believe that management consulting represents a significant source of potential revenue to auditors and poses serious conflict of interest issues. For this reason, we think the better course is for companies not to engage their auditors to perform any management consulting services.

“Many companies, including ours, either continue to engage their auditors to provide management consulting or provide inadequate disclosure in their proxy statements to ascertain whether they continue to engage their auditors for management consulting services. We urge your support for this resolution asking the board to cease engaging auditors for management consulting.”

PPL’S STATEMENT IN OPPOSITION

Your Board of Directors opposes this proposal and recommends a vote AGAINST this proposal for the following reasons:

The Company recognizes the importance of auditor independence to shareowner confidence in the integrity of our accounting and financial reporting system. For that reason, the Audit Committee of our Board pre-approves and monitors the amount and nature of the non-audit services performed by our independent auditors and regularly reviews the safeguards that have been put in place to assure auditor independence. In light of the protective measures that already are in place to monitor and protect the independence of the audit function, the Board believes that the proposal is unnecessary and unduly restricts the Company’s ability to use the services of its independent auditor in circumstances when it may be in the Company’s and you, the shareowners’, best interests to do so.

At times, the Company retains its independent auditor, PricewaterhouseCoopers LLP, to advise it on certain matters in addition to its core auditing functions. These engagements are made, however, only when two conditions are met. First, the Company determines that the independent auditor’s particular expertise, coupled with its knowledge of the Company’s management and financial systems, provides substantial quality, timeliness and efficiency advantages to the Company. Second, the Company determines that the engagement of its independent auditor is consistent with the maintenance of auditor independence in compliance with all legal and regulatory requirements. None of the non-audit services performed for the Company by its independent auditor has given rise to independence conflicts.

While the Board believes that the process used to determine whether to retain the Company’s independent auditor to provide non-audit services to the Company has worked satisfactorily in the past, the recent public debate on auditor independence, as well as the passage of the Sarbanes-Oxley Act of 2002, have brought to the forefront particular concerns about certain types of services that audit firms have been providing to their audit clients. We are not permitted under the Sarbanes-Oxley Act to engage our independent auditor to provide certain specified categories of non-audit services. However, under the Sarbanes-Oxley Act, the Company may retain its independent auditor to provide the Company with non-audit services not otherwise prohibited by the Act if the services are approved in advance by the Audit Committee. The Company is already complying with the requirements under the Act.

Currently, the non-audit services for which the Company engages its independent auditor generally include employee benefit plan audits, financing transactions, audit-related due diligence for acquisitions, and services in connection with reviewing offering documents and registration statements. Such services are essentially audit in nature or closely related to the audit area and are permitted under the Sarbanes-Oxley Act and related SEC rules. Our Audit Committee has reviewed the nature of these services and is satisfied that they do not compromise auditor independence.

The proponent requests that the Board adopt a policy stating that its independent auditor or any affiliated company of its independent auditor should not be retained to provide any “management consulting” services to the Company. However, the proponent’s use of the term “management consulting” services is vague and could be deemed to encompass a wide variety of services, including those services performed in the preparation of our financial statements. A prohibition on engaging the Company’s independent auditor for such non-audit services would severely constrain the Board’s ability to allocate resources for the Company in the most efficient manner.

In addition to the Audit Committee’s pre-approval and oversight of the audit and non-audit services provided by its independent auditor and its regular review of auditor independence generally, the Company has specific internal control safeguards in place to monitor and manage both the audit and non-audit services provided by its independent auditor. The Audit Committee meets periodically with the Company’s internal auditor and its independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. These procedures are designed to protect against independence conflicts and are regularly reviewed by the Audit Committee. In addition to these procedures, the Board annually seeks shareowner ratification of its selection of independent auditor and, as required by the rules of the SEC, provides shareowners with information relating to fees paid to its independent auditor and disclosure of the Audit Committee’s consideration of whether the provision of non-audit services is compatible with maintaining the independence of the Company’s independent auditor.

Given the protective measures in place to monitor and protect auditor independence and the requirements of the Sarbanes-Oxley Act and related SEC rules, the Board believes that it is unnecessary and inadvisable to further limit the discretion of the Board and the Audit Committee to engage the Company’s independent auditors to perform non-audit services, subject to appropriate approvals and oversight, when it is in the Company’s and you, the shareowners’, best interests to do so.

The Board of Directors recommends that

shareowners vote AGAINST Proposal 6

MISCELLANEOUS

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareowners should arise, it is intended that the persons named as proxies will vote in accordance with their best judgment.

METHOD AND EXPENSE OF SOLICITATION OF PROXIES

The cost of soliciting Proxies on behalf of the Board of Directors will be paid by the Company. In addition to the solicitation by mail, a number of regular employees may solicit Proxies in person, over the Internet, by telephone, or facsimile. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting. It is expected that the remuneration to Innisfree for its services will not exceed $12,500. Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send Proxy material to the beneficial owners of the shares, and the Company will reimburse them for their expenses.

PROPOSALS FOR 2004 ANNUAL MEETING

To be included in the Proxy material for the 2004 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a shareowner must be received by the Secretary no later than November 21, 2003. To be properly brought before the Annual Meeting, any proposal must be received not later than 75 days in advance of the date of the 2004 Annual Meeting.

By Order of the Board of Directors,

Robert J. Grey

Secretary

March 17, 2003

Schedule A

PPL CORPORATION

AUDIT COMMITTEE CHARTER

The primary function of the Audit Committee is to assist PPL Corporation’s Board of Directors in the oversight of: (i) the integrity of the financial statements of PPL Corporation and its subsidiaries’ (collectively, the “Company”); (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s independent auditor and internal audit function. Additionally, the Audit Committee is responsible for the Report of the Audit Committee required to be included in the Company’s annual proxy statement.

Membership

The Audit Committee shall consist of at least three directors. The members of the Audit Committee shall be non-employees of the Company and shall not have any relationship with the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership and independence requirements of the New York Stock Exchange and any applicable requirements of the Securities and Exchange Commission.

Meetings

The Audit Committee shall hold a minimum of four regular meetings each year and at such other times as it may deem necessary or appropriate.

Responsibilities

The principal duties and responsibilities of the Audit Committee of the Board of Directors are to:

1.	Review the performance and audit results of the independent auditor. The independent auditor is ultimately accountable to the Audit Committee which has the sole authority to select, evaluate and replace the independent auditor, and to approve all audit engagement fees and terms. The Audit Committee is also responsible for preapproving all audit and non-audit services to be provided by the independent auditor, as well as any significant non-audit relationship with the independent auditor.

2.	Require that the independent auditor submits to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” Additionally, the Audit Committee shall obtain and review, at least annually, a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

3.	Engage the independent auditor in a dialogue with the Audit Committee with respect to any disclosed relationships, services or fees that may impact the objectivity and independence of the independent auditor and take appropriate action in response to such information to satisfy itself of the auditor’s independence. The Audit Committee may rely on the accuracy and completeness of the information provided by the independent auditor as to the services provided and fees paid and may rely on the representations of management in connection with the Audit Committee’s consideration of the auditor’s independence.

4.

Review and discuss the annual audited financial statements and quarterly financial statements with management, the independent auditor, and internal auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the judgments and acceptability of the application of accounting principles, unusual transactions, and the

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impact of proposed accounting rules, including a discussion of the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” Additionally, the Audit Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

5.	Evaluate the overall adequacy of the Company’s system of internal controls and processes by reviewing audit plans and audit results with the independent auditor and the internal auditor.

6.	Review and evaluate the Company’s process for identifying, assessing and managing business risks and exposures, and discuss related guidelines and policies.

7.	Review with the independent auditor the scope of the audit and plan for the independent auditor’s annual audit prior to its implementation and review with the independent auditor any audit problems or difficulties and management’s response.

8.	Review the Company’s program for compliance with applicable laws, regulations and standards of integrity.

9.	Review the process and procedures established to raise concerns confidentially regarding accounting and auditing matters. The established procedures relate to the receipt, retention and disposition of complaints received by the Company regarding accounting, internal accounting controls and auditing matters.

10.	Investigate instances of deviation from established codes of conduct or procedures that may affect the propriety and accuracy of the books and records of the Company.

11.	Obtain advice and assistance from independent counsel, accounting, or other advisors as the Audit Committee determines is necessary to carry out its duties, at the expense of the Company.

12.	Review the charter, audit strategy, audit plan, audit results, audit operations, and the overall effectiveness of the internal audit function.

13.	Concur in the appointment or removal by management of the Director—Corporate Audit Services and establish hiring policies for employees or former employees of the independent auditor.

14.	Meet separately with management, the independent auditor and the internal auditor on a periodic basis.

15.	Review the process that the Company has in place to satisfy applicable Securities and Exchange Commission and New York Stock Exchange requirements, including preparation of the Report of the Audit Committee presented in the Company’s annual proxy statement and submission of the Audit Committee Charter in the Company’s annual proxy statement at least once every three years.

16.	Report highlights of the Audit Committee’s activities to the Board of Directors on a regular basis.

Review of Audit Committee Function and Audit Charter

The Audit Committee shall ensure that there is an annual performance evaluation of the Audit Committee. Also, the Audit Committee shall review and reassess the adequacy of this Charter on an annual basis and recommend any changes to the Board of Directors.

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Schedule B

PPL CORPORATION

INCENTIVE COMPENSATION PLAN

FOR KEY EMPLOYEES

Adopted January 1, 1997

Amended and Restated Effective January 1, 2003

PPL CORPORATION

INCENTIVE COMPENSATION PLAN

FOR KEY EMPLOYEES

i

PPL CORPORATION

INCENTIVE COMPENSATION PLAN

FOR KEY EMPLOYEES

SECTION 1. PURPOSE.

The purpose of the Incentive Compensation Plan for Key Employees (the “Plan”) is to provide a method whereby key employees of PPL Corporation, PPL Electric Utilities Corporation and other Affiliated Companies may be awarded additional remuneration in a manner which increases their ownership interest, aligns their interest with that of shareowners and encourages them to remain in the employ of PPL Corporation or an Affiliated Company.

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SECTION 2. DEFINITIONS.

The following definitions are applicable to the Plan:

(a)    “Affiliated Company” or “Affiliated Companies” shall mean any parent or subsidiaries of PPL Corporation (or companies under common control with PPL Corporation) which are members of the same controlled group of corporations (within the meaning of section 1563(a) of the Code) as PPL Corporation or are companies under common control with PPL Corporation (within the meaning of Section 414(c) of the Code).

(b)    “Award” means, individually or collectively, Options, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards granted hereunder.

(c)    “Beneficiary” means the beneficiary to be paid Common Stock or Dividend Equivalents, or to whom an Option is to be transferred, on the death of a Participant. The Participant may designate a Beneficiary in writing by filing a beneficiary form with the Administrator. An alternate Beneficiary may also be named. The last form on file with the Administrator shall control. If no Beneficiary or alternate Beneficiary is designated, or if they have predeceased the Participant, then the Beneficiary shall be the participant’s estate.

(d)    “Board” means the Board of Directors of PPL Corporation.

(e)    “Cause” for termination by PPL Corporation or an Affiliated Company of a Participant’s employment means (i) the willful and continued failure by Participant to substantially perform Participant’s duties with PPL Corporation or an Affiliated Company (other than any such failure resulting from Participant’s incapacity due to physical or men- tal illness or, if applicable, any such actual or anticipated failure after the issuance of any “Notice of Termination for Good Reason” by the Participant pursuant to any severance agreement between Participant and PPL Corporation or an Affiliated Company) after a written demand for substantial performance is delivered to Participant by the Board, which demand specifically identifies the manner in which the Board believes that Participant has not substantially performed Participant’s duties, or (ii) the willful engaging by Participant in conduct which is demonstrably and materially injurious to PPL Corporation or an Affiliated Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act or failure to act, on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant’s act, or failure to act, was in the best interest of PPL Corporation or an Affiliated Company and (y) in the event of a dispute concerning the application of this provision, no claim by PPL Corporation or an Affiliated Company that Cause exists shall be given effect unless PPL Corporation or the Affiliated Company establishes to the Board by clear and convincing evidence that Cause exists.

If at the time of determination, a Participant is employed by an Affiliated Company, for purposes of this definition, the board of directors of such Affiliated Company shall be substituted for the Board.

(f)    “Change in Control” means the occurrence of any one of the following events: (1) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors of PPL Corporation and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of PPL Corporation) whose appointment or election by the Board of Directors of PPL Corporation or nomination for election by PPL Corporation’s shareowners was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; (2) any Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PPL Corporation representing 20% or more of the combined voting power of PPL Corporation’s then outstanding securities entitled to vote generally in the election of directors; (3) there is consummated a merger or consolidation of PPL Corporation or any direct or indirect subsidiary of PPL Corporation with any other corporation or other entity, other than (A) a merger or consolidation which would result in the voting securities of PPL Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of PPL Corporation or any subsidiary of PPL Corporation, at least 60% of the combined voting power of the securities of PPL Corporation or at least 60% of the combined voting power of the securities of such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of PPL Corporation (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of PPL Corporation (excluding in the securities beneficially owned by such Person any securities acquired directly from PPL Corporation or its Affiliates) representing 20% or more of the combined voting power of PPL Corporation’s then outstanding securities; (4) the shareowners of PPL Corporation approve a plan of complete liquidation or dissolution of PPL Corporation; or (5) the Board of Directors of PPL Corporation adopts a resolution to the effect that a “Change in Control” has occurred or is anticipated to occur.

(g)    “CLC” means the Corporate Leadership Council of PPL Corporation or the successor senior management body responsible for setting policy for PPL Corporation.

(h)    “Code” means the Internal Revenue Code of 1986, as may be amended from time to time. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

(i)    “Common Stock” means the common stock of PPL Corporation.

(j)    “Date of Grant” means the date on which the granting of an Award is authorized by CLC or such later date as may be specified by CLC in such authorization.

(k)    “Disability” or “Disabled” means the inability of the Participant to perform each and every duty pertaining to the Participant’s regular occupation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months.

(l)    “Dividend Equivalents” means cash compensation paid to a Participant who has received an Award of Restricted Stock Units or Options, generally to be paid in the same amount and at the same time as dividends would be paid if the Participant actually owned the number of shares of Common Stock represented by such Restricted Stock Units or underlying such Options, as applicable. CLC shall have the discretion to adjust the value of Dividend Equivalents, to reflect changes in law or dividend paying practices of PPL Corporation. CLC shall also have discretion to award Dividend Equivalents to a Participant who has received Restricted Stock, to reflect changes in law or dividend paying practices of PPL Corporation.

(m)    “Eligible Employee” means any person employed by PPL Corporation, or an Affiliated Company, on a regularly scheduled basis, during any portion of a period for which an Award can be made and who satisfies all of the requirements of Section 6 effective July 1, 2000.

(n)    “Exchange Act” means the Securities Exchange Act of 1934, or amended from time to time.

(o)    “Fair Market Value” means the average of the high and low sale prices of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the date as of which Fair Market Value is being determined or, if no Common Stock is traded on the date as of which Fair Market Value is being determined, Fair Market Value shall be the average of the high and low sale prices of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the next preceding day on which the Common Stock was traded.

(p)    “Good Reason” for termination of Participant’s employment with PPL Corporation or an Affiliated Company by such Participant means the occurrence (without Participant’s express written consent) after a Change in Control or after a Potential Change in Control (treating all references to a “Change in Control” in paragraphs (a) through (g), below, as including references to a “Potential Change in Control” to the extent appropriate ), of any one of the following acts, or failures to act, by PPL Corporation or an Affiliated Company:

(i)    the assignment to Participant of any duties inconsistent with Participant’s status as an executive officer or key employee of PPL Corporation or an Affiliated Company or a substantial adverse alteration in the nature or status of Participant’s responsibilities from those in effect immediately prior to a Change in Control;

(ii)    a reduction by PPL Corporation or an Affiliated Company of Participant’s annual base salary as in effect immediately prior to date the Change of Control or Potential Change of Control occurs or as the same may be increased from time to time, except that across-the-board decreases uniformly affecting management, key employees and salaried employees of PPL Corporation or an Affiliated Company, or the business unit in which Participant is then employed shall not be treated as Good Reason;

(iii)    the relocation of Participant’s principal work location to a location more than 30 miles from such work location immediately prior to a Change in Control, or PPL Corporation’s or an Affiliated Company’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on PPL Corporation’s or an Affiliated Company’s business to an extent substantially consistent with the Participant’s present business travel obligations as in effect immediately prior to the Change in Control;

(iv)    the failure by PPL Corporation or an Affiliated Company to pay to Participant any portion of Participant’s current compensation or to pay to Participant any portion of an installment of deferred compensation under any deferred compensation program of PPL Corporation or an Affiliated Company, within seven (7) days of the date such compensation is due except for across-the-board compensation deferrals uniformly affecting management, key employees and salaried employees of PPL Corporation or an Affiliated Company, or the business unit in which Participant is then employed;

(v)    the failure by PPL Corporation or an Affiliated Company to continue in effect any compensation or benefit plan in which Participant participates immediately prior to a Change in Control which is material to Participant’s total compensation, or any substitute plans adopted prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by PPL Corporation or Affiliated Company to continue Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Participant’s participation relative to other participants, as existed immediately prior to the Change in Control, or

(vi)    the failure by PPL Corporation or an Affiliated Company to continue to provide Participant with benefits substantially similar to those enjoyed by Participant under any of PPL Corporation’s or an Affiliated Company’s pension, retirement, savings, life insurance, medical, health and accident, or disability plans in which Participant was participating immediately prior to a Change in Control, except for across-the-board changes to any such plans uniformly affecting all participants in such plans, the taking of any action by PPL Corporation or an Affiliated Company which would directly or indirectly materially reduce any of such benefits or deprive Participant of any material fringe benefit enjoyed by Participant immediately prior to a Change in Control, or the failure by PPL Corporation or an Affiliated Company to provide Participant with the number of paid vacation days to which Participant is entitled on the basis of years of service with PPL Corporation or an Affiliated Company in accordance with PPL Corporation’s or an Affiliated Company’s normal vacation policy in effect at the time of the Change in Control.

(vii)    any purported termination of the Participant’s employment which is not effected in the manner required by any severance agreement between the Participant and PPL Corporation or an Affiliated Company.

Participant’s right to terminate his or her employment with PPL Corporation or an Affiliated Company for Good Reason shall not be affected by Participant’s incapacity due to physical or mental illness. Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed correct unless PPL Corporation or an Affiliated Company establishes to the Board by clear and convincing evidence that Good Reason does not exist. If at the time of any such determination, the Participant is employed by an Affiliated Company, such determination shall be made by the board of directors of such Affiliated Company, rather than the Board.

(q)    “Key Employee” means an Eligible Employee who in the opinion of CLC, has responsibility for the continued growth, development and financial success of PPL Corporation or its Affiliated Companies.

(r)    “Option” or “Stock Option” means a nonqualified stock option granted under Section 8 with respect to Common Stock.

(s)    “Other Stock-Based Awards” means an award granted under section 11.

(t)    “Participant” means a Key Employee who has been granted an Award under the Plan.

(u)    “Person” shall have the meaning given in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (1) PPL Corporation or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of PPL Corporation or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of PPL Corporation in substantially the same proportions as their ownership of stock of PPL Corporation.

(v)    “Plan” means the PPL Corporation Incentive Compensation Plan for Key Employees (prior to February 14, 2000, the PP&L Resources Incentive Compensation Plan for Key Employees).

(w)    “Potential Change in Control” means the occurrence of any one of the conditions set forth in the following clauses: (i) PPL Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (iii) any Person is or becomes the beneficial owner, directly or indirectly, of securities of PPL Corporation representing 5% or more of the combined voting power of PPL Corporation then outstanding securities entitled to vote generally in the election of directors; or (iv) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

(x)    “PPL” means PPL Electric Utilities Corporation (prior to February 14, 2000, PP&L, Inc.).

(y)    “PPL Corporation” means PPL Corporation (prior to February 14, 2000, PP&L Resources, Inc.).

(z)    “Restricted Stock” means Common Stock awarded to a Participant under Section 7.

(aa)    “Restricted Stock Unit” means an award based on the Fair Market Value of Common Stock, payable at a specified future time in a specified number of shares of Common Stock, and dependent on such conditions as CLC shall determine.

(bb)    “Restriction Period” means that period of time determined by CLC pursuant to Section 7B that a Restricted Stock Award or Restricted Stock Unit Award is subject to a restriction on its transfer.

(cc)    “Retirement” means:

(a)    for a Participant who is entitled to benefits under the PPL Retirement Plan, termination of employment with PPL Corporation and all of its Affiliated Companies after satisfying the conditions for early retirement, normal retirement or late retirement under such plan;

(b)    for all other Participants, termination of employment with PPL Corporation and all of its Affiliated Companies after (i) attaining age 65, or (ii) for a Participant who at the time of termination of employment is an officer of PPL Corporation or any of its Affiliated Companies, after attaining age 50, if CLC, in its sole discretion, determines that such termination constitutes “Retirement” for purposes of this Plan.

(dd)    “Termination” means a Participant’s resignation or discharge from employment with PPL Corporation and all of its Affiliated Companies for any reason other than death, Disability or Retirement.

SECTION 3. EFFECTIVE DATE AND DURATION.

This Plan shall be effective as of January 1, 1997. The Plan shall continue in effect until all matters relating to the granting and exercise of Awards and the administration of the Plan have been settled.

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SECTION 4. ADMINISTRATION OF THE PLAN.

The Plan shall be administered by CLC. CLC shall have full power and authority to make Awards to Key Employees pursuant to the provisions of the Plan, to interpret the provisions of the Plan, to supervise the administration of the Plan and to delegate any of the foregoing responsibilities to any such person who, in its sole discretion, it deems appropriate. Such person or persons shall be referred to as the “Administrator” herein.

All decisions made by CLC pursuant to the provisions of the Plan shall be final, conclusive and binding upon all parties affected thereby.

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SECTION 5. GRANT OF AWARDS AND LIMITATION OF NUMBER OF SHARES AWARDED.

CLC may, from time to time, grant Awards to one or more Key Employees, provided that: (i) subject to any adjustment pursuant to Section 10G, the maximum number of shares of Common Stock subject to Awards shall not exceed 2% of the outstanding Common Stock of PPL Corporation on the first day of each calendar year commencing on and after January 1, 1999; (ii) the maximum number of Options awarded to any single Eligible Employee in any calendar year shall not exceed 1.5 million shares; provided that any portion of such maximum number of shares that has not been granted may be carried over and used in any subsequent years; (iii) to the extent that an Award lapses or is forfeited or the rights of the Participant to whom an Award was granted terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan; and (iv) shares delivered under the Plan may be authorized and unissued Common Stock, Common Stock held in the treasury of PPL Corporation or Common Stock purchased on the open market (including private purchases) in accordance with applicable securities laws. Notwithstanding the foregoing, but subject to any adjustment pursuant to Section 10G, CLC may not grant Awards under the Plan to the extent that the aggregate number of shares subject to Awards granted after approval of the Plan at the 2003 Annual Meeting of Shareowners of PPL Corporation, combined with shares issuable upon exercise of Options outstanding as of such Annual Meeting or upon the vesting of Restricted Stock Units outstanding as of such Annual Meeting, would exceed 5% of the outstanding Common Stock of PPL Corporation as of January 1, 2003, unless the issuance of the shares of Common Stock subject to any such additional Awards has been approved by the shareowners of PPL Corporation.

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SECTION 6. ELIGIBILITY.

Subject to the provisions of the Plan, CLC shall from time to time designate the Key Employees to whom Awards shall be granted and determine the form and amount of each such Award. No Eligible Employee of PPL Corporation or an Affiliated Company shall have any right to be granted an Award under the Plan.

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SECTION 7. RESTRICTED STOCK, RESTRICTED STOCK UNITS.

A.    Grants of Restricted Stock or Restricted Stock Units.    An Award of Restricted Stock shall be granted in the form of shares of Common Stock, restricted as provided in this Section 7. An Award of Restricted Stock Units shall be granted as a notification to the Participant that a specified number of shares of Common Stock will be granted at the close of a Restriction Period. The Restricted Stock or Restricted Stock Units shall be issued without the payment of consideration by the Participant. The certificates for the Restricted Stock shall be issued, in the name of the Participant to whom the Award is made, shall be retained by PPL Corporation on behalf of the Participant and shall bear a restrictive legend prohibiting the sale, transfer, pledge or hypothecation of the Restricted Stock until the expiration of the Restriction Period. Awards of Restricted Stock made without the issuance of a certificate will be reflected in PPL Corporation’s stock register in the appropriate Participant’s name and with a notation that the shares are restricted.

CLC may also impose such other restrictions and conditions on the Restricted Stock or Restricted Stock Units as it deems appropriate.

Upon the issuance to a Participant of Restricted Stock, the Participant shall have the right (i) to vote the Restricted Stock, (ii) to receive cash dividends distributable with respect to such Restricted Stock, and (iii) if granted by CLC to reflect changes in law or dividend paying practices of PPL Corporation, to receive Dividend Equivalents. Upon issuance to a Participant of Restricted Stock Units, the Participant shall have the right, if granted by CLC, to receive an Award of Dividend Equivalents, which generally shall provide for payout until the earlier of the time Common Stock is issued under the terms of the Award of Restricted Stock Units, such Award is forfeited or such later time as determined by CLC in its discretion.

Upon completion of the Restriction Period for Restricted Stock and Restricted Stock Units, all restrictions on the Award will expire and certificates representing the Restricted Stock or Restricted Stock Units will be issued (or, in the case of Awards of Restricted Stock made without the issuance of certificates, the Administrator will cause the PPL Corporation’s stock register to reflect the removal of such restrictions). As a condition precedent to the receipt of the above-referenced certificates or stock register entries, the Participant (or the Participant’s Beneficiary or personal representative) will agree to make payment to PPL Corporation or an Affiliated Company of the amount of any federal, state or local taxes, payable by the Participant, which are required to be withheld by PPL Corporation or an Affiliated Company with respect to the Award.

B.    Restriction Period.    At the time a Restricted Stock or Restricted Stock Units Award is granted, CLC shall establish a Restriction Period applicable to such Award which shall be not less than three years. Each Restricted Stock or Restricted Stock Units Award may have a different Restriction Period.

Notwithstanding the other provisions of this Section 7: (i) in the event of a Change in Control, the Restriction Periods on all Restricted Stock or Restricted Stock Units Awards previously granted shall lapse and (ii) apart from a Change in Control, CLC is authorized in its sole discretion to accelerate the time at which any or all of the restrictions on all or any part of a Restricted Stock or Restricted Stock Units Award shall lapse or to remove any or all of such restrictions whenever CLC may decide that changes in tax or other laws or other circumstances arising after the granting of a Restricted Stock or Restricted Stock Units Award make such action appropriate. CLC may, in its discretion, authorize a deferral of stock award gains program which covers any Restricted Stock Units prior to the end of the Restriction Period or any unexercised Options. If CLC does so authorize such a program, a Participant may defer receipt of Common Stock as permitted under that program.

C.    Forfeiture or Payout of Award.    During the Restriction Period, Restricted Stock or Restricted Stock Units Awards are subject to forfeiture or payout (i.e., removal of restrictions) as indicated for each of the following events:

(i)    Termination—In this event, the Restricted Stock or Restricted Stock Units Award will be completely forfeited.

(ii)    Retirement—In this event, Restricted Stock will be completely forfeited, but payout of the Restricted Stock Units Award will be made with complete removal of restrictions if the Participant is eligible for and actually receives retirement benefits. If retirement or severance benefits are payable under a separation program or policy, the restrictions will be modified, but only in accordance with the express terms of such separation program or policy, and in the absence of such express terms there shall be a complete forfeiture of Restricted Stock or Restricted Stock Units.

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(iii)    Disability—In this event, payout of the Restricted Stock or Restricted Stock Units Award will be prorated as if the Participant had maintained active employment until age 65.

(iv)    Death—In this event, payout of the Restricted Stock or Restricted Stock Units Award will be prorated as if the Participant had maintained active employment until age 65, and will be made to the Beneficiary.

(v)    Conversions between Restricted Stock and Restricted Stock Units. CLC has the discretion to convert with the consent of the Participant any or all Restricted Stock into Restricted Stock Units of equivalent value, and to convert any or all Restricted Stock Units into Restricted Stock of equivalent value, prior to the end of the applicable Restriction Period. Upon any such conversion, the Restricted Stock or Restricted Stock Units so converted will be completely forfeited, and the Participant shall have the rights with respect to Restricted Stock, Restricted Stock Units and Dividend Equivalents (if applicable) as may be specified in the conversion notice.

Notwithstanding anything in this Section 7C to the contrary, in the event that prior to any payout of Common Stock a Participant described in this section 7C violates any noncompete agreements between Participant and PPL Corporation or an Affiliated Company, his Restricted Stock or Restricted Stock Units Award, and any Dividend Equivalents, will be completely forfeited.

In any instance where payout of a Restricted Stock or Restricted Stock Units Award is to be prorated, CLC may choose in its sole discretion to provide the Participant (or the Participant’s Beneficiary) with the entire Award rather than the prorated portion thereof.

Any Restricted Stock which is forfeited hereunder will be transferred to PPL Corporation.

D.    Section 83(b) Election.    As a condition of receiving Restricted Stock, a Participant shall agree in writing to notify PPL Corporation within 30 days of the Date of Grant whether or not the Participant has made an election under section 83(b) of the Code to report the value of the Restricted Stock as income on the Date of Grant.

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SECTION 8. STOCK OPTIONS.

A.    Grant of Option.    One or more Options may be granted to any Key Employee designated by CLC in such amounts and subject to such terms and conditions as CLC may from time to time in its sole discretion determine, but which are consistent with the terms of this Plan. In connection with the grant of an Option, CLC may also grant an Award of Dividend Equivalents, which shall provide for payout until the earlier of the time that such Option is exercised, the term of such Option ends or such later time as determined by CLC in its discretion.

B.    Notification of the Grant of an Option.    Each Option granted under the Plan shall be evidenced by a Notification of the Grant of an Option (“Notification”). The Notification shall contain such provisions as determined appropriate by CLC; provided, however, that each Notification must at a minimum include the following terms and conditions: (i) that the Options are exercisable either in whole or in part, with a partial exercise not affecting the exercisability of the balance of the Option; (ii) every share of Common Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise; (iii) each Option shall cease to be exercisable, as to any share of Common Stock, upon the first to occur of (a) the Participant’s purchase of the Common Stock to which the Option relates; or (b) the lapse of the Option; and (iv) unless authorized by CLC, Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative.

C.    Exercise of an Option.    A Participant shall exercise an Option by executing and delivering to PPL Corporation an “Election to Exercise an Option.” The Election to Exercise an Option shall be in such form and shall contain such provisions consistent with the terms of this Plan and the Notification with respect to such Option, as are determined by CLC. Notwithstanding the foregoing, if CLC determines that issuance of shares of Common Stock should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion of counsel satisfactory to CLC that an appropriate exemption from such registration is available, (C) the listing or inclusion of the shares of Common Stock on any securities exchange or an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Common Stock, CLC may defer exercise of any Option granted hereunder until any of the events described in this sentence has occurred.

D.    Option Price.    The Option price per share of Common Stock shall be set forth in the Notification, but shall not be less than 100% of the Fair Market Value per share as of the Date of Grant.

E.    Form of Payment.    At the time of the exercise of the Option, the Option price shall be payable in United States dollars by (i) check, (ii) in other shares of Common Stock, (iii) by such other mode of payment as CLC may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) in a combination of forms (i), (ii) and (iii). When Common Stock is used in full or partial payment of the Option price: (i) it must have been held by the Participant for at least six months, (ii) it shall be valued at its Fair Market Value on the date the Option is exercised, and (iii) it shall be designated by attestation, rather than delivered by the physical delivery of stock certificates.

F.    Other Terms and Conditions.    Provided the Option price is paid in full, the Option shall be exercisable in whole or in part in such manner and during such periods as shall be set forth in the Notification.

G.    Right to Exercise.

(a)    Notwithstanding anything in this Plan to the contrary other than the last sentence of Section 8(J), effective May 1, 2002, CLC is authorized in its sole discretion to accelerate the time at which all or any part of an Option may be exercisable.

(b)    Each Participant must remain in the continuous employ of PPL Corporation or an Affiliated Company for one year from the date the Participant’s Option is granted before the Participant can exercise any part thereof; provided, that such one year of continuous employment requirement shall not apply to an Option and an Option shall be exercisable in full (i) if a Change in Control occurs prior to the end of such one year period, or (ii) subject to (c) below, the Participant’s Retirement occurs prior to the end of such one year period. Following the satisfaction of the one year of continuous employment requirement (or at the time such

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requirement is no longer applicable as a result of a Change in Control, a Participant’s Retirement or a modification of the Option by CLC), the Option will be exercisable as follows:

(i)    Each Option shall be exercisable in its entirety or in such installments, which need not be equal, and upon such contingencies, as CLC shall determine in its discretion, provided that in no event shall the right to exercise an Option extend beyond the day before the tenth anniversary of the Date of Grant.

(ii)    The right to exercise a portion of the Option included in any exercisable installment is cumulative; once such right has become exercisable, it may be exercised in whole at any time or in part from time to time until the expiration of the Option term.

(c)    Unless specifically prohibited by the terms of the Option, all restrictions on exercise of an Option, including the one year of continuous employment requirement, shall lapse and the Option shall be immediately exercisable on the date of a Participant’s Retirement, provided the Participant has elected an immediate commencement of retirement benefits and provided the Participant does not receive improved retirement benefits under a separation program or policy. If the Participant receives improved retirement benefits under a separation program or policy, the restrictions on the exercise of an Option shall be modified only in accordance with the express terms of such separation program or policy.

(d)    CLC may, in its discretion, authorize a deferral of stock award gains program which covers any Restricted Stock Units prior to the end of the Restriction Period or any unexercised Options. If CLC does so authorize such a program, a Participant may defer receipt of Common Stock as permitted under that program.

H.    Term of Option.    At the time an Option is granted, CLC shall establish an Option term applicable to such Award. Except as otherwise provided in this Plan or in the Notification, the Option term for any Award shall not end later than the earliest of the following:

(a)    the date a Participant violates any noncompete agreement entered into by the Participant and PPL Corporation or an Affiliated Company;

(b)    the day before the tenth anniversary of the Date of Grant for such Award; or

(c)    the applicable date below:

(1)    Termination—The Option term with respect to all Awards to a Participant who has a Termination that is not for Cause shall end 60 days after the date of such Termination; provided, however, that CLC is authorized in its sole discretion to extend the Option term for a reasonable period after such 60 day period. The Option term with respect to all Awards to a Participant who has a Termination for Cause shall end on the date of Termination.

(2)    Retirement, Death or Disability—The Option term with respect to all Awards to a Participant who has a death or Disability shall end 36 months after the date of such death or Disability. The Beneficiary shall have the right to exercise the Option in the event of the Participant’s death. The Option term with respect to all awards to a Participant who has a Retirement shall end on the earlier of the date specified in paragraph (a) or (b), above.

(3)    Change in Control—Notwithstanding anything in this Section 8H to the contrary, the Option term with respect to all Awards to a Participant whose employment terminates with PPL Corporation and all Affiliated Companies following a Change in Control shall end 36 months after the date Participant’s employment terminates with PPL Corporation and all Affiliated Companies following the Change in Control. A Participant’s employment shall be treated as having terminated following a Change in Control only if:

(I)    The Participant’s employment terminates within 36 months after the month in which a Change in Control occurs, unless such termination of employment is (1) by PPL Corporation or an Affiliated Company for Cause, or (2) by the Participant without Good Reason, or 3) by reason of death, Disability or Retirement, or

(II)    The Participant’s employment is terminated prior to a Change in Control (whether or not a Change in Control ever occurs)

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(A)    by PPL Corporation or an Affiliated Company without Cause, at the request or direction of a Person who has entered into an agreement with PPL Corporation the consummation of which would constitute a Change in Control, or

(B)    at the Participant’s initiative for Good Reason and the circumstance or event which constitutes Good Reason occurs at the direction of such Person, or

(III)    the Participant’s employment is terminated by PPL Corporation or an Affiliated Company without Cause or is by the Participant for Good Reason, and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control occurs).

For purposes of any determination regarding the applicability of Paragraphs (II) and (III), above, any position taken by the Participant shall be presumed to be correct unless PPL Corporation or an Affiliated Company establishes to the Board by clear and convincing evidence that such position is not correct. Moreover, if at the time of any such determination, a Participant is employed by an Affiliated Company, such determination shall be made by the board of directors of such Affiliated Company, rather than the Board.

I.    Rights as a Shareowner.    A Participant or a transferee of a Participant shall have no rights as a shareowner with respect to any shares of Common Stock covered by an Option until the date of the issuance of a certificate for such shares of Common Stock (or, in the case of shares issued without the issuance of a certificate, the date of the entry of ownership of such shares in PPL Corporation’s stock register). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued (or stock register entry is made), except as provided in Section 10G.

J.    Modification, Extension and Renewal of Options.    Subject to the terms and conditions and within the limitations of the Plan, CLC may modify, extend or renew outstanding Options granted under the Plan. Notwithstanding the foregoing, no modification of an Option shall serve to reduce the exercise price of an Option, except as contemplated in Section 10G, nor, without the consent of the Participant, alter or adversely affect the rights or obligations of a Participant under any Option previously granted under the Plan.

K.    No Obligation to Exercise Option.    The granting of an Option shall impose no obligation on the Participant to exercise such Option.

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SECTION 9. AMENDMENT OF THE PLAN.

CLC may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except no such action may be taken without the consent of the Participant to whom any Award shall previously have been granted, which adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder.

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SECTION 10. MISCELLANEOUS PROVISIONS.

A.    Nontransferability.    No benefit or right provided under the Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of the Plan) or subject to attachment or other legal process of whatever nature. Any attempted alienation, assignment or attachment shall be void and of no effect. Payment shall be made only to the Participant entitled to receive the same or to the Participant’s authorized legal representative. If the Participant has died, payment shall be made to the Beneficiary. Deposit of any sum in any financial institution to the credit of any Participant (or of a person entitled to such sum pursuant to the terms of the Plan) shall constitute payment to that Participant (or such person). PPL Corporation and its Affiliated Companies will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, each Participant agrees to hold PPL Corporation and all Affiliated Companies harmless from any claim that arises out of PPL Corporation or an Affiliated Company obeying any such order whether such order affects a judgment of such court or is issued to enforce a judgment or order of another court.

B.    No Employment Right.    Neither this Plan nor any action taken hereunder shall be construed as giving any right to be retained as an employee of PPL Corporation or an Affiliated Company.

C.    Tax Withholding.    Whenever under the Plan Common Stock is to be delivered pursuant to an Award, PPL Corporation may require as a condition of delivery that Participant remit an amount sufficient to satisfy all federal, state and local tax withholding requirements related thereto. In addition, PPL Corporation may deduct from any salary or other payment due to such Participant, an amount sufficient to satisfy all federal, state and local tax withholding requirements related to the delivery of Common Stock under the Plan. Without limiting the generality of the foregoing, Participant may elect to satisfy all or part of foregoing withholding requirements by delivery of unrestricted shares of Common Stock owned by Participant having a Fair Market Value (determined as of the date of such delivery by Participant) equal to all or part of the amounts to be so withheld. PPL Corporation may permit any such delivery to be made by withholding shares of Common Stock from the shares otherwise issuable pursuant to the Award giving rise to the tax withholding obligation (in which event the shares shall be valued at their Fair Market Value on the date when the withholding taxes are otherwise due).

D.    Government and Other Regulations.    The obligation of PPL Corporation to make payment for any Awards shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies as CLC may determine in its sole discretion to be required.

E.    Indemnification.    Each person who is or at any time serves as a member of the Board, or CLC shall be indemnified and held harmless by PPL Corporation against and from: (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give PPL Corporation an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the bylaws of PPL Corporation, as a matter of law, or otherwise, or any power that PPL Corporation may have to indemnify such person or hold such person harmless.

F.    Reliance on Reports.    Each member of the Board and CLC shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of, or counsel for, PPL Corporation and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Board or CLC be liable for any determination made or other action taken or any failure to act in reliance upon any such report or information or for any action taken, including without limitation the furnishing of information, or failure to act, if in good faith.

G.    Changes in Capital Structure.    In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Common Stock, appropriate adjustments shall be made in the shares of Restricted Stock or Restricted Stock Units and Dividend Equivalents, if any, theretofore awarded to the Participants, the shares of Common Stock subject to outstanding and unexercised Options and the aggregate number of shares of Common

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Stock which may be awarded pursuant to the Plan. Such adjustments shall be conclusive and binding for all purposes. Additional shares of Restricted Stock issued to a Participant as the result of any such change shall bear the same restrictions as the shares of Common Stock to which they relate.

H.    Company Successors.    In the event PPL Corporation becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which PPL Corporation will not be the surviving corporation or in which the holders of the Common Stock will receive securities of another corporation, then such other corporation shall assume the rights and obligations of PPL Corporation under this Plan.

I.    Governing Law.    All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

J.    Relationship to Other Benefits.    Awards under the Plan shall not be taken into account in determining any benefits under any pension, retirement, profit sharing, disability or group insurance plan of PPL Corporation or an Affiliated Company except as may be required by federal tax law and regulations or to meet other applicable legal requirements.

K.    Expenses.    The expenses of administering the Plan shall be borne by PPL Corporation and the Affiliated Companies whose Eligible Employees have been granted Awards.

L.    Titles and Headings.    The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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SECTION 11. OTHER STOCK-BASED AWARDS

CLC, in its sole discretion, may grant awards of Common Stock, awards of restricted shares and awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Common Stock (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as CLC shall determine, including, without limitation, the right to receive one or more shares of Common Stock (or the equivalent cash value of such Common Stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, CLC shall determine to whom and when Other Stock-Based Awards will be made; the number of Common Stock to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Common Stock or a combination of cash and Common Stock; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof).

Executed this 20th day of February, 2003.

PPL SERVICES CORPORATION

By:	/s/ Ronald Schwarz
Ronald Schwarz Vice President—Human Resources

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For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner Information Line, or write to:

Manager—Investor Services

PPL Services Corporation

Two North Ninth Street

Allentown, PA 18101

Shareowner Information Line: 800-345-3085

PPL, PPL Energy Supply, LLC, PPL Electric Utilities Corporation and PPL Montana, LLC file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2002 is available without charge by writing to the Investor Services Department at the address printed above, or by calling the toll-free number.

Whether you plan to attend the Annual Meeting or not, you may vote over the Internet, by telephone or by returning your Proxy. To ensure proper representation of your shares at the Annual Meeting, please follow the instructions at the website address on your Proxy or follow the instructions that you will be given after dialing the toll-free number on your Proxy. You may also mark, date, sign and mail the accompanying Proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience.

For the latest information on PPL Corporation,

visit our location on the Internet at

http://www.pplweb.com

COMPANY #

CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on April 24, 2003.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ppl/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 24, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located above) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic proxy. If you do not have a U.S. SSN or TIN, please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PPL Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do NOT mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

1.	Election of directors:	01 02	John W. Conway E. Allen Deaver	03	Susan M. Stalnecker	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ò    Please fold here    ò

2.	Approval of the Incentive Compensation Plan for Key Employees	☐	For	☐	Against	☐	Abstain

3.	Ratification of Appointment of Independent Auditor	☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote AGAINST Items 4, 5 and 6.

4.	Shareowner Proposal No. 1	☐	For	☐	Against	☐	Abstain

5.	Shareowner Proposal No. 2	☐	For	☐	Against	☐	Abstain

6.	Shareowner Proposal No. 3	☐	For	☐	Against	☐	Abstain

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PPL CORPORATION

ANNUAL MEETING OF SHAREOWNERS

Friday, April 25, 2003

10:00 AM

LEHIGH UNIVERSITY’S STABLER ARENA

Bethlehem, Pennsylvania

If you would prefer to access the annual report and proxy electronically next year, please give your consent by going to the following site address:  http://www.econsent.com/ppl/

PPL Corporation	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 25, 2003.

William F. Hecht, John R. Biggar and E. Allen Deaver, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PPL Corporation to be held on April 25, 2003, and any adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 3, and “AGAINST” Items 4, 5, and 6.

By signing the proxy, you revoke all prior proxies and appoint William F. Hecht, John R. Biggar and E. Allen Deaver, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Admission Ticket

PPL Corporation Annual Meeting of Shareowners

10:00 a.m., April 25, 2003

Lehigh University’s Stabler Arena

Bethlehem, Pennsylvania

March 17, 2003

Dear Shareowner,

It is a pleasure to invite you to attend the 2003 Annual Meeting of Shareowners, which will be held at 10:00 a.m. on Friday, April 25, 2003, at Lehigh University’s Stabler Arena, at the Goodman Campus Complex, located in Lower Saucon Township outside Bethlehem.

Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company’s operations and a question-and-answer period will follow.

We hope you will be able to attend in person. If you plan to attend the meeting, please detach and bring this admission ticket with you to the meeting. Please follow the instructions on the ballot card for voting over the Internet, by telephone or by detaching and returning your ballot. If you are unable to attend the meeting but have any questions or comments on the company’s operations, we would like to hear from you.

Your vote is important. Whether you own one share or many, please vote as soon as possible so that you will be represented at the meeting in accordance with your wishes.

Sincerely,

/s/    William F. Hecht

William F. Hecht

Chairman, President and Chief Executive Officer